UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
DREAM FINDERS HOMES, INC.
(Exact name of registrant as specified in its charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

JUNE 9, 2025

DREAM FINDERS HOMES

From our Chairman & CEO
Dear Fellow Owners,
2024 concluded our 16th year of business and our fourth as a public company; we are pleased to have achieved another year of growth and believe we are well-positioned for additional growth in 2025. Our record annual results included top line revenue growth of 18% to $4.4 billion, supported by closings of 8,583 homes, representing a 17% increase in deliveries over the prior year. Our 2024 full year pretax income was $438 million, net income attributable to Dream Finders was $335 million and basic earnings per share was $3.44 — all annual records. Our return on participating equity was 29.7%. We are also pleased with the results from our 2024 acquisitions of Crescent Homes and Jet HomeLoans, with contributions to total revenues of $470 million and $35 million, respectively.
While we are proud of our results from the 2024 year, we have shifted our focus to 2025 and our steadfast commitment to growing earnings and delivering above-average shareholder returns. This continued discipline starts with the integration of our January 2025 acquisition of Liberty Communities, which plants us firmly in Atlanta, Georgia — the largest market in the Southeast — and strengthens our presence in Greenville, South Carolina. We expect to continue evaluating other organic and inorganic growth opportunities in 2025, allowing us to further scale our homebuilding and related financial services operations to generate long-term value for our Company and its owners.
My full 2024 thoughts and the year ahead will be included in my forthcoming annual letter, which will be accessible on the Company’s Investor Relations website.
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE:DFH) (“Dream Finders”) is a homebuilder based in Jacksonville, Florida. Dream Finders builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. As of April 11, 2025, DFH operated in 10 states, as depicted below.

Denver
DC Metro
Phoenix
Nashville
Triad
Raleigh
Charlotte
Fayetteville
Greenville
Wilmington
Atlanta
Myrtle Beach
Charleston
Dallas/Ft. Worth
Savannah
Bluffton/Hilton Head
Jacksonville
Austin
Houston
San Antonio
Tampa
Orlando
SE Florida
SW Florida

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14701 Philips Highway, Suite 300
Jacksonville, Florida 32256

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
to be held on:
June 9, 2025
10:00 a.m. Eastern Time

Dear Stockholder:
You are cordially invited to attend our 2025 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Eastern Time, on Monday, June 9, 2025 (the “Annual Meeting”), at our headquarters located at 14701 Philips Highway, Jacksonville, Florida 32256 in Suite 300.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect the nominees named in the accompanying proxy statement to our Board of Directors;
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.    To approve a non-binding advisory resolution approving executive compensation for fiscal year 2024; and
4.    To transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on April 11, 2025 are entitled to notice and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters during the 10-day period prior to the Annual Meeting. If you would like to view this stockholder list at our headquarters, please contact Investor Relations at investors@dreamfindershomes.com.
Each share of our Class A common stock entitles the holder thereof to cast one vote on each matter brought before the Annual Meeting and each share of our Class B common stock entitles the holder thereof to cast three votes on each matter brought before the Annual Meeting. Your vote as a stockholder of Dream Finders Homes, Inc. is very important. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by email at shareholder@broadridge.com, through its website at www.broadridge.com or by phone at 1-844-998-0339 (within the U.S. and Canada) or 1-303-562-9304 (outside the U.S. and Canada).
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Our Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote:
FOR the election of all nominees for director in Proposal 1;
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 in Proposal 2; and
FOR the approval of the advisory resolution on executive compensation for fiscal year 2024 in Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS
Robert E. Riva
Vice President, General Counsel and Corporate Secretary
Jacksonville, Florida
April 17, 2025
YOUR VOTE IS IMPORTANT
Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the accompanying proxy statement and your proxy card. It is important that your shares of our common stock be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone or by completing the proxy card. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. Please do not return the proxy card if you are voting through the Internet or by telephone.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 9, 2025:
The accompanying proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available for review online at www.proxyvote.com or https://investors.dreamfindershomes.com.

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DREAM FINDERS HOMES, INC.
2025 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) of Dream Finders Homes, Inc. (“Dream Finders,” the “Company” or “we”) for use at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 14701 Philips Highway, Jacksonville, Florida 32256, in Suite 300 on June 9, 2025, at 10:00 a.m., Eastern Time, and any adjournment or postponement thereof.
On or about April 17, 2025, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2024 (our “2024 Annual Report”), and how to vote online via the Internet. The Notice of Internet Availability contains instructions on how you can receive a paper copy of the proxy materials. Our 2024 Annual Report, Notice of Internet Availability, Proxy Statement and the proxy card are first being made available online on or about April 17, 2025.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What proposals are scheduled to be voted on at the Annual Meeting?
Our stockholders will be asked to vote on the following proposals:

Proposal 1:
To elect Patrick O. Zalupski, W. Radford Lovett II, Justin W. Udelhofen, Megha H. Parekh, Leonard M. Sturm and William W. Weatherford to the Board until our next annual meeting of stockholders, until such director’s successor is elected or appointed and qualified, or until such director’s earlier death, resignation or removal;

Proposal 2:	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
Proposal 3:	To approve, in a non-binding vote, an advisory resolution approving executive compensation for fiscal year 2024; and
To transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
We are not aware of any other business to be brought before the Annual Meeting. If any additional business is properly brought before the Annual Meeting, proxies will be voted on those matters in accordance with the judgment of the person or persons acting under the proxies.
What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•FOR the election of each of the nominees for director named in Proposal 1;
•FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 in Proposal 2; and
•FOR the approval of the advisory resolution on executive compensation for fiscal year 2024 in Proposal 3.

How will the proxies vote my shares?
When you vote by proxy, you authorize the proxies, L. Anabel Ramsay and Robert E. Riva (or their duly appointed substitutes), to vote your shares of our common stock on your behalf as you direct. In the absence of such direction, your shares will be voted:
•FOR the election of each of the nominees for director named in Proposal 1;
•FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 in Proposal 2; and
•FOR the approval of the advisory resolution on executive compensation for fiscal year 2024 in Proposal 3.
What is the vote required to approve each proposal?
At the close of business on the record date, April 11, 2025, the Company had 35,985,243 shares of Class A common stock outstanding and entitled to vote (representing an equal number of votes) and 57,726,153 shares of Class B common stock outstanding and entitled to vote (representing three votes per share outstanding). Each share of our Class A common stock is entitled to one vote, and each share of our Class B common stock is entitled to three votes, on each matter brought before the Annual Meeting. The Class A common stock and Class B common stock vote together as a single class on all matters. The following votes are required to approve each of the proposals at the Annual Meeting.
•Election of Directors. Proposal 1 regarding the election of directors requires the approval of a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting. This means that the six nominees receiving the highest number of affirmative FOR votes will be elected as directors.
•Ratification of the Appointment of Independent Registered Public Accounting Firm. Proposal 2 regarding the ratification of the appointment of PwC as the Company’s independent registered public accounting firm requires the approval of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting.
•Non-binding Advisory Vote on Executive Compensation for Fiscal Year 2024. Proposal 3 regarding the non-binding advisory resolution approving executive compensation for fiscal year 2024 requires the approval of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting. Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into account when considering future executive compensation arrangements.
Who can vote at the Annual Meeting?
Stockholders as of the close of business on the record date for the Annual Meeting (April 11, 2025) are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 35,985,243 shares of our Class A common stock outstanding and entitled to vote and 57,726,153 shares of our Class B common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, at the close of business on the record date for the Annual Meeting (April 11, 2025), your shares of our common stock were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or, if you request paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, at the close of business on the record date for the Annual Meeting (April 11, 2025), your shares of our common stock were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares of our common stock held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares of our common stock held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares of our common stock. However, the organization that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that is the record stockholder of your shares of our common stock giving you the right to vote the shares of our common stock at the Annual Meeting.
How do I vote?
If you are a stockholder of record at the close of business on the record date for the Annual Meeting (April 11, 2025), you may:
•Vote in person—we will provide a ballot to any such stockholders who attend the Annual Meeting and wish to vote in person;
•Vote by mail—if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or
•Vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the website or place your telephone call.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 8, 2025. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting if you were a stockholder of record as of the close of business on the record date for the Annual Meeting (April 11, 2025), should you decide to attend the Annual Meeting and vote your shares of our common stock at the Annual Meeting.
If you are not a stockholder of record as of the close of business on the record date for the Annual Meeting (April 11, 2025), please refer to the voting instructions provided by your nominee to direct it how to vote your shares of our common stock.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
How do I revoke my proxy?
A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Corporate Secretary of the Company, by delivering a later-dated proxy or by voting during the Annual Meeting.

What is the quorum requirement for the Annual Meeting?
A majority in voting power of the outstanding shares of our Class A and B common stock (as a single class) as of the record date must be present in person, by remote communication or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum.
How are votes counted?
Broadridge has been engaged to tabulate stockholder votes. An automated system administered by Broadridge will tabulate stockholder votes submitted by proxy instructions submitted by beneficial owners over the Internet, by telephone or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. An agent of Broadridge will act as our independent inspector of elections and will tabulate votes cast at the 2025 Annual Meeting.
How are abstentions and broker non-votes treated?
Abstentions (shares of our common stock present at the Annual Meeting that voted “abstain”) are counted for purposes of determining whether a quorum is present at the Annual Meeting. However, an abstention is deemed not to have been voted on such matter and will have no effect on any of the proposals.
Broker non-votes occur when shares of our common stock held by a broker, bank or other nominee for a beneficial owner are not voted either because (i) the broker, bank or other nominee did not receive voting instructions from the beneficial owner or (ii) the broker, bank or other nominee lacked discretionary authority to vote such shares. Broker non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other nominee, the broker, bank or other nominee that holds your shares of our common stock will not be authorized to vote on the election of directors (Proposal 1) or on the advisory vote on 2024 executive compensation (Proposal 3). Ratification of the appointment of auditors (Proposal 2) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares of our common stock in your account for Proposal 2, such broker, bank or other nominee will be permitted to exercise its discretionary authority to vote on the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, bank or other nominee, regardless of whether you plan to attend the Annual Meeting.
What if I return a proxy card, but do not make specific choices?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the Annual Meeting, your shares of our common stock will be voted in accordance with the recommendations of the Board of Directors stated above.
If you do not vote and you hold your shares of our common stock in street name, and your broker, bank or other nominee does not have discretionary power to vote your shares of our common stock, your shares may constitute “broker non-votes” (as described above).
Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders of record as of the record date for the Annual Meeting (April 11, 2025). Accordingly, on or about April 17, 2025, the Company will mail a Notice of Internet Availability to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability and www.proxyvote.com. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, then you will not receive paper copies of the proxy materials unless you request them. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost to the Company associated with the physical printing and mailing of proxy materials.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to:
•View the Company’s proxy materials for the Annual Meeting; and
•Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at https://investors.dreamfindershomes.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is paying for this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

PROPOSAL 1-ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that the number of directors on the Board will be no less than three, as established from time to time by resolution of the Board. The Board currently has set the size of the Board at six members. Each person listed below has been nominated to be re-elected to hold office as a director for a one-year term ending at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and until his or her successor is duly elected or appointed and qualified or, if earlier, such nominee’s death, resignation or removal.
Each nominee listed below currently serves on the Board, has consented to being named as a nominee for election and has indicated an intention to continue to serve on the Board if re-elected. The Board does not anticipate that any nominee will be unable to serve as a director, but, in the event that any such nominee is unable to serve as a director or should otherwise become unavailable, the Board may either elect to reduce the size of the Board or propose an alternate nominee, in which case the proxies will be voted for the alternate nominee unless directed to withhold from voting.
There are no familial relationships among our directors and executive officers.
Director Nominees
The Board of Directors believes that it is necessary for its members to possess qualities, attributes and skills that contribute to a diverse range of views and perspectives among the directors and enhance the overall effectiveness of the Board. As prescribed in its committee charter and described further under “Corporate Governance and Director Independence—Selection and Evaluation of Director Candidates,” our Nominating and Governance Committee (the “Nominating and Governance Committee”) considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to the Board of Directors. The Board is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our stockholders.
Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of the Board.
Directors’ Experience and Skills

Directors’ Biographies

Patrick O. Zalupski	President, Chief Executive Officer, and Chairman of the Board of Directors
Mr. Zalupski, age 44, is our President and Chief Executive Officer and has served as Chairman of the Board of Directors since January 2021. He has served as the Chief Executive Officer of our primary operating subsidiary, Dream Finders Homes LLC (“DFH LLC”), since forming the company in December 2008, and as the Chief Executive Officer and a member of the board of managers of DFH LLC since its formation in 2014. He is responsible for our overall operations and management and is heavily involved in the origination, underwriting and structuring of all land investment activities. Under Mr. Zalupski’s leadership, we have grown from closing 27 homes in Jacksonville, Florida during our inaugural year in 2009 to establishing operations in markets across the Southeast, Mid-West and Mid-Atlantic regions of the United States, and have closed over 38,000 homes since our inception through the end of 2024. Prior to founding DFH LLC, Mr. Zalupski was a Financial Auditor for FedEx Corporation’s Internal Audit Department in Memphis, Tennessee and worked in the real estate sales and construction industry as Managing Partner of Bay Street Condominiums, LLC from 2006 to 2008. He has served on the investment committee of DF Capital Management, LLC, an investment manager focused on investments in land banks and land development joint ventures to deliver finished lots to us and other homebuilders for the construction of new homes, since April 2018. Mr. Zalupski currently serves as a member of the University of Florida’s board of trustees. Mr. Zalupski holds an inactive Florida Real Estate License.
Mr. Zalupski brings extensive leadership, along with industry and operational experience, to the Board of Directors. Through his experience, his knowledge of our operations and our markets and his professional relationships within the homebuilding industry, Mr. Zalupski is highly qualified to identify important matters for review and deliberation by the Board of Directors and is instrumental in determining our corporate strategy. In addition, by serving as both the Chairman of the Board and our Chief Executive Officer, Mr. Zalupski serves as an invaluable bridge between our management and the Board of Directors and ensures that both parties act with a common purpose.
Mr. Zalupski’s financial acumen, extensive industry experience and demonstrated leadership capabilities throughout our growth as a Company make him highly qualified to continue to serve as our Chairman of the Board.

W. Radford Lovett II	Director
Mr. Lovett, age 65, has served as a member of the Board of Directors since January 2021. He has also served on the board of managers of DFH LLC from December 2014 to January 2021. Mr. Lovett was the founder, chairman and chief executive officer of two highly successful companies: TowerCom, Ltd, an owner and developer of broadcast communication towers that he founded in 1994, and TowerCom Development, LP, a developer of wireless communications infrastructure that he founded in 1997. In 2007, he founded TowerCom, LLC and has since served as its chairman and chief executive officer. Mr. Lovett also co-founded Lovett Miller & Co. in 1997, a venture capital firm that focuses in technology-enhanced services and healthcare companies. Prior to co-founding Lovett Miller & Co., he served as the president of Southcoast Capital Corporation, a family holding company that invests in private equities, public equities and real estate. Prior to serving as president of Southcoast Capital Corporation, Mr. Lovett worked for the Lincoln Property Company and in the corporate finance department of Merrill Lynch. Mr. Lovett has made venture capital investments in the following companies: RxStrategies, Inc., EverBank Financial Corporation, Healthcare Solutions, Inc. (formerly Cypress Care, Inc.), CareAnywhere, Inc., K&G Men’s Centers, Inc., Sigma International Medical Apparatus, Go Software, Inc., Main Bank Corporation, PowerTel, Inc. and Southcoast Boca Associates.

Mr. Lovett currently serves on the board of directors of TowerCom, LLC and as a member of the Florida Prepaid College Board. Mr. Lovett previously served on the board of trustees and was co-chairman of the Capital Campaign for the University of North Florida. Mr. Lovett also previously served on the board of directors of EverBank Financial Corporation (a formerly publicly traded company), and was the chairman of the Youth Crisis Center and the Jacksonville Jaguars Honor Rows Program.
Mr. Lovett’s extensive experience serving on boards of directors and over 25 years of executive leadership experience and management experience make him qualified to continue to serve on the Board of Directors. Mr. Lovett is the Chair of our Compensation Committee and a member of our Nominating and Governance Committee.

Justin W. Udelhofen	Director
Mr. Udelhofen, age 45, has served as a member of the Board of Directors since January 2021. He also served on the board of managers of DFH LLC from December 2014 to January 2021. Mr. Udelhofen has been a private investor since July 2020. He previously founded Durant Partners LLC in October 2016, an investment fund that focuses on small-to-mid-capitalization equities, and served as Principal until June 2020. He also served on the board of managers of Durant Partners LLC. Prior to founding Durant Partners LLC, Mr. Udelhofen worked from 2006 to April 2016 at Water Street Capital, a multi-billion-dollar private investment firm in Jacksonville, Florida. Prior to joining Water Street Capital, Mr. Udelhofen researched businesses at growth-oriented mutual fund, Fred Alger Management. Prior to his services at Fred Alger Management, Mr. Udelhofen worked at Needham & Company, where he provided strategic insights to publicly traded companies, several initial public offerings and secondary offerings.
Mr. Udelhofen’s extensive leadership experience, his investment expertise, his background of providing strategic insights to publicly traded companies and his involvement with initial public offerings and secondary offerings make him qualified to continue to serve on the Board of Directors. Mr. Udelhofen is a member of our Audit Committee, Nominating and Governance Committee and Compensation Committee. The Board of Directors has determined that Mr. Udelhofen qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Megha H. Parekh	Director
Ms. Parekh, age 40, has served as a member of the Board of Directors since January 2021. In 2013, Ms. Parekh joined the Jacksonville Jaguars, a professional football franchise based in Jacksonville, Florida, as vice president and general counsel and, in 2016, was promoted to her current position as senior vice president and chief legal officer. Ms. Parekh manages the legal, technology, security, capital improvements and people development teams at the Jacksonville Jaguars. Since joining the Jacksonville Jaguars, Ms. Parekh has also worked on a number of other acquisitions and business ventures for Mr. Shad Khan, Jacksonville Jaguars’ owner, including serving as chief legal officer for Iguana Investments Florida, LLC and chief legal officer for All Elite Wrestling, LLC. Prior to joining the Jacksonville Jaguars, Ms. Parekh worked in the New York office of the international law firm Proskauer Rose LLP where she practiced corporate law and worked on public and private acquisitions, and financings and securities offerings. Ms. Parekh currently serves on the board of directors of the Jacksonville Jaguars Foundation, Inc. and the Florida Sports Foundation, Inc., and on the board of managers of the Black News Channel, an American broadcast television news channel based in Tallahassee, Florida targeting the African American demographic.
Ms. Parekh’s 14 years of experience in acquisitions and business ventures and her legal expertise make her qualified to continue to serve on the Board of Directors. Ms. Parekh is the Chair of our Nominating and Governance Committee.

Leonard M. Sturm	Director
Mr. Sturm, age 70, has served as a member of the Board of Directors since September 2022. Mr. Sturm retired at the end of 2014 as an audit partner in the New York office of KPMG LLP (“KPMG”) after a 37 year career conducting financial statement audits of primarily public companies and audits of internal controls under Section 404 of the Sarbanes-Oxley Act. He was a member of the New York audit leadership team for a number of years through 2012, and subsequently joined KPMG’s department of professional practice, assuming certain national responsibilities for KPMG’s quality review process until his retirement. Mr. Sturm also served as a member of KPMG’s audit committee for three years. During his tenure at KPMG, Mr. Sturm authored the annual “Metropolitan New York Regional Software Industry Outlook”, which provided comprehensive industry analysis and benchmarking data. Mr. Sturm was also a founder and treasurer on the board of directors of LISTnet, was the chairman of the board of directors for the Long Island Software and Technology Incubator, served as the treasurer on the board of directors of Gold Coast Villas Association, served as a member on the board of directors of the Huntington Chamber of Commerce, and currently serves on the board of directors of Esplanade Lake Club Homeowners Association, Inc. He also served as president of the New York Chapter of the Association of Government Accountants, was a member on the defense contractor committee of the American Institute of CPA's and co-authored the “Government Contractors Industry Audit and Accounting Guide.”
Mr. Sturm currently serves as a member of the board of directors and chairman of the audit committee of Jolley Holding Aruba, which consists of numerous private companies that primarily operate in commercial real estate, car dealership, car rental, retail and wholesale businesses. In that capacity, Mr. Sturm assists in board oversight of the integrity of the financial statements, the monitoring and management of financial risks, the effectiveness of internal financial controls, compliance with regulatory requirements and the work of the independent auditors and the internal audit function.
Mr. Sturm's extensive leadership experience, his audit experience and his experience as a member of, or advisor to, boards, makes him qualified to continue to serve on the Board of Directors. Mr. Sturm is the Chair of our Audit Committee and a member of our Nominating and Governance Committee and Compensation Committee. The Board of Directors has determined that Mr. Sturm qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

William W. Weatherford	Director
Mr. Weatherford, age 45, brings more than two decades of governance, financial and risk management expertise to the Company’s Board. He is currently managing partner of Weatherford Capital, which he co-founded in 2015 to build and invest in businesses that positively impact the world. In 2012, prior to the founding of Weatherford Capital, Mr. Weatherford made history as the 84th Speaker of the Florida House of Representatives, becoming the youngest presiding officer of any state legislative chamber in the United States at the time.
Mr. Weatherford served in the Florida Legislature from 2006 until 2014 and used his position as Speaker to advocate for social mobility through free enterprise and education reform and focused his tenure on breaking the cycle of generational poverty. Mr. Weatherford currently serves as chairman of the University of South Florida’s board of trustees. Mr. Weatherford also served as co-chairman of the host committee for Super Bowl LV in Tampa, Florida. In addition to chairing the board at the University of South Florida, Mr. Weatherford currently serves on the boards of GuideWell, PayIt, Utility, Inc., The Florida Council of 100, and The American Enterprise Institute, among others. Mr. Weatherford also has previous public company board experience from his directorships with Sunshine Bancorp, Inc. from 2015 to 2018 and Mallard Acquisition Corp. from 2020 to 2022.
Mr. Weatherford’s extensive political, investment and management expertise and his previous experience of serving on public boards make him qualified to continue to serve on the Board of Directors. Mr. Weatherford is a member of our Audit Committee.

Required Vote
The proposal regarding the election of directors requires the approval of a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting that are voted on this proposal. This means that the six nominees receiving the highest number of affirmative FOR votes will be elected as directors of the Company. Broker non-votes will have no effect on the outcome of the vote on this proposal. If you own shares of our common stock through a broker, bank or other nominee, you must instruct your broker, bank or other nominee how to vote in order for such broker, bank or other nominee to vote your shares so that your vote can be counted on this proposal.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2-RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PwC was the Company’s independent registered public accounting firm for the year ended December 31, 2024. At the Annual Meeting, our stockholders will be asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, or until such firm’s earlier resignation or removal. While stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. Even if the appointment of PwC is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company.
We have been advised that a representative of PwC will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.
Fees Paid to PwC
The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by PwC for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$1,845,471	$1,695,300
Audit-Related Fees(2)	—	141,000
All Other Fees(3)	2,000	2,000
Total	$1,847,471	$1,838,300
(1)Audit fees include the annual audit of the consolidated financial statements, the audit of the Company’s internal controls over financial reporting, services related to the review of quarterly financial information, and acquisition-related audit procedures.
(2)Audit-related fees include attestation services related to our 2023 notes issuance.
(3)All other fees consist of the annual subscription to PwC’s Disclosure Checklist tool.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
It is our Audit Committee’s policy to pre-approve all audit, audit-related and permissible non-audit services rendered to us by our independent registered public accounting firm. The fees set forth in the tables above were pre-approved by our Audit Committee in accordance with our Audit Committee pre-approval policy (the “Pre-Approval Policy”). In order to facilitate pre-approvals, the Audit Committee requires that services to be pre-approved are provided to the Audit Committee in sufficient detail on a case-by-case basis, outside of certain pre-approved services with associated fees not to exceed $25,000 on an individual basis and $75,000 on an aggregate yearly basis, as detailed in the Pre-Approval Policy.
Additionally, in accordance with the Pre-Approval Policy, the Audit Committee delegates pre-approval authority to the Chair of the Audit Committee or, if the Chair is not available, to any one of its independent members. Pre-approval by the Chair or any such member within the parameters of the Pre-Approval Policy shall constitute approval of the Audit Committee thereunder. The Chair or member to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee
Our Audit Committee meets the definition of an audit committee as set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and operates under a written charter adopted by the Board. Each member of our Audit Committee is independent and financially literate in the judgment of the Board as required by the Sarbanes-Oxley Act of 2002, as amended, and applicable SEC and New York Stock Exchange (“NYSE”) rules. The Board has also determined that Mr. Sturm and Mr. Udelhofen qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Our Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. PwC, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing reports thereon.
Our Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K for the year ended December 31, 2024. Further, our Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including the Company’s audited consolidated financial statements included in the Form 10-K for the year ended December 31, 2024, the Company’s independent registered public accounting firm’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, related party transactions, other unusual transactions, other information in documents containing audited financial statements and other matters.
Finally, our Audit Committee has received and reviewed the written disclosures and the letter from PwC in accordance with the applicable requirements of the PCAOB regarding PwC’s communications with our Audit Committee concerning independence and has discussed the topic of independence with PwC.
Based on its review and discussion described above, our Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2024 Annual Report on Form 10-K, which was filed with the SEC on February 25, 2025.

Leonard M. Sturm (Chair)
Justin W. Udelhofen
William W. Weatherford
The foregoing report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Required Vote
Ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3-NON-BINDING, ADVISORY VOTE ON
EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote on the Company’s 2024 executive compensation as reported in this proxy statement.
We urge stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections, the Summary Compensation Table and other related compensation tables and narrative in this proxy statement, which provide detailed information on the compensation of our named executive officers (“NEOs”).
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of Dream Finders Homes, Inc. (the “Company”) approve, on an advisory basis, the 2024 compensation of the Company’s NEOs disclosed in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.
Required Vote
Approval of the non-binding advisory resolution on executive compensation for 2024 requires the affirmative vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting. Because this vote is advisory only, it will not be binding on the Compensation Committee. Although this advisory vote is non-binding, our Compensation Committee will review the voting results and take them into account when considering future executive compensation arrangements. If you own shares of our common stock through a broker, bank or other nominee, you must instruct your broker, bank or other nominee how to vote in order for such broker, bank or other nominee to vote your shares so that your vote can be counted on this proposal.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2024 EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Corporate Governance Guidelines
The Board has adopted the Dream Finders Homes, Inc.’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which describe the Board’s view on a number of governance topics. The Corporate Governance Guidelines, along with the charters of the Board committees and the Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”), provide the framework for the corporate governance of the Company. The significant corporate governance initiatives adopted by the Board are discussed below. Our Corporate Governance Guidelines can be found under the “Investor Relations—Governance—Governance Documents” link on our website at www.dreamfindershomes.com.
Composition of the Board
Our Certificate of Incorporation provides that the number of directors on the Board will be no less than three, as established from time to time by resolution of the Board. The Board currently has set the size of the Board at six members. Each director is elected to serve a one-year term and will hold office until his or her successor is duly elected or appointed and qualified or, if earlier, such nominee’s death, resignation or removal. In the event of a vacancy on the Board, such vacancy will be filled solely by the affirmative vote of a majority of our remaining directors then in office, and not by our stockholders. Each of our directors is elected annually.
Our Nominating and Governance Committee is responsible for conducting an annual review of the composition of the Board, including a review of the size and structure of the Board or any committee thereof, performing an annual performance evaluation of the effectiveness of the Board and its committees and identifying any opportunities for improvement with respect to the Board’s performance. The findings of such annual review and evaluation are presented to and discussed with the full Board.
Selection and Evaluation of Director Candidates
Our Nominating and Governance Committee is responsible for identifying and recommending individuals who are qualified to become members of the Board and for filling vacancies that may arise on the Board. To facilitate the search process, our Nominating and Governance Committee may obtain the advice of, or retain the services of, outside legal counsel and such other advisors, including director search firms, as it deems necessary to help identify qualified candidates. Our Nominating and Governance Committee may also consider director candidates recommended by our stockholders. Our Nominating and Governance Committee seeks to identify a diverse slate of potential candidates, consisting of diverse skills, expertise, backgrounds and experiences, among other factors. Our Nominating and Governance Committee is also responsible for developing and recommending to the Board the standards to be applied when evaluating potential candidates’ independence from the Company and potential conflicts of interest, to aid the Board when determining whether a candidate is suitable for election as director.
Our Nominating and Governance Committee annually reviews and evaluates with the Board the appropriate skills and experience required for the Board, as a whole, and its individual members. In such evaluation and resulting recommendation of director candidates, our Nominating and Governance Committee will consider such factors and criteria as it deems appropriate, including such director candidate’s judgment, skill, integrity, diversity and business or other experience.
We believe that diverse skills, expertise, backgrounds and experiences are important components of director qualifications and characteristics. These qualifications and characteristics are discussed further below.

Key Director Qualifications and Experiences
•Experience in corporate management, such as serving as an officer, former officer or other leadership role for a publicly held company or large private company;
•Experience as a board member of another publicly held company or large private company;
•Real estate industry professional and academic expertise, including homebuilding, land development, sales, marketing and operations;
•Experience in accounting, finance, capital markets transactions and/or technology;
•Legal, regulatory and/or risk management expertise; and
•Information technology and cybersecurity exposure or expertise.
Key Director Characteristics
•High personal and professional ethical standards, integrity and values;
•Strong leadership skills and solid business judgment;
•Commitment to representing the long-term interests of our stockholders;
•The time required for preparation, participation and attendance at Board meetings and committee meetings, as applicable; and
•Lack of potential conflicts of interest with other personal and professional pursuits.
We consider director candidates recommended by our stockholders in the same manner as those recommendations made by directors, executive officers, outside advisors or search firms. Pursuant to Article II, Section 2(b) of our Amended and Restated Bylaws (“Bylaws”), any stockholder desiring to recommend a director candidate to our Nominating and Governance Committee for consideration should deliver written notice and the other required information to the Corporate Secretary of the Company. Any such notice should be delivered by the date required by such section of our Bylaws in order to permit our Nominating and Governance Committee to complete its review in a timely fashion.
Director Tenure and Retirement Policy
We have not established term limits for directors serving on the Board because we place a high value on having directors who are knowledgeable about the Company and its operations. Additionally, we have not established a mandatory retirement age for directors serving on the Board. In connection with the director nomination recommendations, however, our Nominating and Governance Committee and the Board will review each director candidate’s position on the Board upon reaching the age of 75 and each year thereafter.
The Board has also enacted a policy whereby each director (including a management director) of the Company must promptly offer to tender his or her resignation to the Board in the event of (i) a significant change in such director’s affiliation or position of principal employment or (ii) a disabling health condition if, in each case, such change adversely affects his or her ability to perform the essential functions and responsibilities as a director. Our Nominating and Governance Committee is responsible for reviewing how such change will impact the director’s qualification to continue to serve on the Board and making a recommendation to the Board on whether to accept or reject such resignation.

Director Independence
In accordance with the NYSE listing requirements, the Board is composed of a majority of independent directors. The Board has determined that, with the exception of Mr. Zalupski, all members of the Board are independent. In making such determination, the Board affirmed that each of the independent directors meets the objective requirements for independence set forth by the NYSE listing requirements and have no material relationships with us. The independent directors are Messrs. Lovett, Udelhofen, Sturm and Weatherford, and Ms. Parekh. Mr. Zalupski is not independent because he serves as our President and Chief Executive Officer.
The independence standards included in the NYSE listing requirements specify the criteria by which the independence of our directors is determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent registered public accounting firm.
In evaluating and determining the independence of our directors, the Board considered that the Company may have certain relationships with its directors. Specifically, the Board considered, among other things, the transactions described under “Certain Relationships and Related Party Transactions”.
CODE OF BUSINESS CONDUCT AND ETHICS
All of our employees, officers and directors, including those responsible for financial reporting, operate under a written Code of Business Conduct and Ethics. All employees are required, upon becoming employed with the Company, to affirm in writing their receipt and review of the Code of Business Conduct and Ethics and their compliance with its provisions.
The Code of Business Conduct and Ethics can be accessed under the “Investor Relations—Governance—Governance Documents” link on our website at www.dreamfindershomes.com. We intend to satisfy any disclosure requirements pursuant to Item 5.05 of Form 8-K and the NYSE rules regarding any amendment to, or waiver from, certain provisions of the Code of Business Conduct and Ethics by posting such information on our website.
Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC rules, our Audit Committee oversees the Company’s established procedures for the confidential, anonymous submission of complaints to the Company regarding (i) questionable accounting or auditing matters and internal controls and (ii) compliance with the Code of Business Conduct and Ethics. Our Audit Committee, in consultation with management and the Board, investigates such complaints and, if necessary, enforces the provisions of the Code of Business Conduct and Ethics.
BOARD LEADERSHIP STRUCTURE AND BOARD’S ROLE IN RISK OVERSIGHT
Board Leadership Structure
The Board exercises discretion in combining or separating the roles of Chief Executive Officer and Chairman of the Board as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. The two roles are currently combined, with Mr. Zalupski serving as our Chief Executive Officer and Chairman of the Board. Mr. Zalupski’s financial acumen, extensive industry experience and demonstrated leadership capabilities throughout our growth as a Company make him highly qualified to continue to serve as our Chief Executive Officer and the Chairman of the Board.

Role in Risk Oversight
The Board is responsible for high-level oversight of our risk management process, although our executive management team is responsible for providing day-to-day risk management. The Board oversees management’s implementation of risk mitigation strategies to ensure that such strategies focus on both general risk management and management of the Company’s most significant risks. The Board also contributes to the mitigation of risk via its general oversight responsibilities and the requirement for the Board’s approval of corporate matters and significant transactions. Additionally, each committee of the Board is particularly responsible, as indicated in its respective charter, for risk management in its area of responsibility and such other areas of responsibility as may be delegated to it by the Board from time to time.
The risk management process established and overseen by the Company’s executive management team includes centralized corporate review of market, real estate, financial, cybersecurity, supply chain and other risks associated with transactions and approval of funds disbursed.
Homebuilding and Financial Services Operations
Land and Lots. Our Asset Management Committee—consisting of Patrick O. Zalupski, Chief Executive Officer and Chairman of the Board; J. Douglas Moran, National President; L. Anabel Ramsay, Chief Financial Officer; Batey C. McGraw, National Head of Land; Michelle M. Murrhee, National Vice President of Finance, and; Robert E. Riva, General Counsel and Corporate Secretary—is responsible for the review, approval and eventual allocation of capital for the acquisition and development of land and lots to support our homebuilding operations. In addition, any land expansion opportunities valued at $50 million or more require approval by the Board, which we believe adequately manages our risks related to our land and lot acquisitions.
Homebuilding. Our philosophy is to build homes efficiently, leveraging our industry-leading systems and processes and offering a set number of floor plans in each community with standardized features. Our experienced local management team focuses on finding land, sales, construction and delivery of the homes we build, with centralized corporate oversight for purchasing, accounting, financing, budget variances, scheduling and overall community performance.
Financial Services. By providing comprehensive mortgage and title solutions in markets where we operate, our financial services operations serve as a valuable resource to customers navigating the homebuying process and, in turn, enhance our effectiveness in converting our home sales into closings.
Formally, at each quarterly meeting, management reviews the homebuilding and financial services operating results and home closings by segment, as well as new potential markets and significant operational issues with Board members. Between quarterly meetings, the Board also communicates with management in-person or telephonically, as needed. We believe this involvement allows the Board to obtain the appropriate information and insight to provide sufficient oversight of our operating risks.
Financing and Liquidity
The Board oversees risk related to available capital and liquidity sources by routinely monitoring the Company’s key balance sheet metrics, and capital and liquidity allocation framework to ensure that the Company has the necessary financial resources to fund its homebuilding, mortgage and title operations, land and lot acquisition strategy, projected growth and any other operating expenses that may arise. Management provides Board members, at a minimum, at each quarterly meeting an overview of the Company’s financial and liquidity position, including projected short- and long-term liquidity needs, availability under the Company’s revolving credit facility and other capital sources. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance
Audit Committee Risk Oversight. Our Audit Committee reviews and oversees risks related to financial reporting, internal control over financial reporting and related regulatory compliance matters. Our Audit Committee meets with our independent registered public accounting firm on a quarterly basis to discuss its review of our interim financial information and, after our fiscal year-end, to discuss its audit of our annual consolidated financial statements, and its audit of internal controls, including our procedures on internal control over financial reporting. Our Audit Committee also periodically meets in executive session (without the presence of management) with our independent registered public accounting firm to discuss any matters related to the audit of our annual consolidated financial statements and our internal control over financial reporting.
Compensation Risk Oversight. Our Compensation Committee reviews and oversees risks related to compensation of the Company’s employees, including our NEOs and other key members of management. We believe that our short- and long-term compensation structure properly incentivizes desired performance and discourages undesirable risk-taking.
Succession Planning
The Board is responsible for creating a succession plan for the Chief Executive Officer and other NEOs in the event of an emergency, retirement or otherwise. Our Nominating and Governance Committee has been delegated the responsibility of identifying, developing and evaluating potential executive position successors and periodically reports to the Board on such succession planning activities.
BOARD AND COMMITTEE MEETINGS
Board Meetings
The Board and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. The Board of Directors met six times in 2024.
The Corporate Governance Guidelines state that Board members are invited and are generally expected to attend our Annual Meeting of Stockholders. All of the directors attended the shareholder meeting in 2024 either in person or virtually.
Agendas and topics for Board and committee meetings are developed through discussions among management and members of the Board and its committees. Information and detailed analysis pertinent to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance, risk and compliance matters applicable to us.
Controlled Company Status
Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, holds more than a majority of the voting power of our common stock eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including the requirements that (1) a majority of such company’s board of directors consist of independent directors, (2) such company’s board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) such company’s board of directors have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) such company conduct an annual performance evaluation of the nominating and governance and compensation committees.

We have elected to not utilize any of these exemptions at this time, but may elect to in the future. In the event that we cease to be a “controlled company” and shares of our common stock continue to be listed on the NYSE, we would be required to comply with these provisions within the applicable transition periods.
Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may also establish special committees as necessary to address specific issues. Each of these committees regularly reports to the Board as deemed appropriate and as the Board may request. The Board has adopted written charters for each of the committees, which are posted under the “Investor Relations—Governance—Governance Documents” link on the Company’s website at www.dreamfindershomes.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Proxy Statement.
The Board does not currently have a lead director. The Board is comprised of capable and experienced independent directors and has a strong committee system (as described more fully below). We believe this leadership structure is appropriate for the Company and allows the Board to maintain effective oversight of the Company’s operations and executive management.
The table below sets forth the membership of the Board, its standing committees and the number of meetings held during 2024.

Director Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Patrick O. Zalupski*	Chair
W. Radford Lovett II	X		Chair	X
Justin W. Udelhofen**	X	X	X	X
Megha H. Parekh	X			Chair
Leonard M. Sturm**	X	Chair	X	X
William W. Weatherford	X	X
Number of 2024 meetings	6	5	6	5
* Non-independent Director ** Financial Expert
Audit Committee
Our Audit Committee consists of Mr. Sturm, who serves as Chair of the Audit Committee, Mr. Udelhofen, and Mr. Weatherford. The Board has determined that the members of our Audit Committee are independent for purposes of serving on such committee under the NYSE listing standards and applicable federal law, including Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that each current member of our Audit Committee is financially literate under the NYSE listing standards and that Mr. Sturm and Mr. Udelhofen each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Our Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board and is posted under the “Investor Relations—Governance—Governance Documents” link on the Company’s website at www.dreamfindershomes.com.

The duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee is responsible for, among other matters:
•Overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC and earnings press releases;
•Appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•Delineating relationships between our independent registered public accounting firm and us and requesting information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest;
•Reviewing with our independent registered public accounting firm the scope and results of their audit;
•Approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•Reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and our compliance with legal and regulatory requirements;
•Establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;
•Reviewing and discussing with management risk assessment and risk management and monitoring controls related to such exposures; and
•Reviewing and approving related party transactions.
Compensation Committee
Our Compensation Committee consists of Mr. Lovett, who serves as chair of the committee, Mr. Sturm, and Mr. Udelhofen. We have determined that each member of our Compensation Committee is independent for service on such committee under applicable NYSE listing standards.
The Compensation Committee Charter has been posted under the “Investor Relations—Governance—Governance Documents” link on the Company’s website at www.dreamfindershomes.com. The Compensation Committee Charter provides that our Compensation Committee is responsible for, among other matters:
•Establishing the Company’s compensation programs and the compensation of the Company’s executive officers;
•Monitoring incentive and equity-based compensation plans;
•Reviewing and approving director compensation;
•Reviewing and monitoring executive expense policies, which includes aircraft usage; and
•Monitoring director and executive officer compliance with the stock ownership guidelines.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of Ms. Parekh, who serves as chair of the committee, and Messrs. Lovett, Udelhofen and Sturm. We have determined that each member of our Nominating and Governance Committee is independent for service on such committee under applicable NYSE listing standards.
The Nominating and Governance Committee Charter has been posted under the “Investor Relations—Governance—Governance Documents” link on the Company’s website at www.dreamfindershomes.com.

The Nominating and Governance Committee’s primary purpose, as described in its charter, is to provide assistance to the Board in fulfilling its responsibility to our stockholders by:
•Overseeing the evaluation of the Board and its committees;
•Identifying and recommending to the Board individuals qualified, consistent with criteria approved by the Board, for directorships to be filled by the Board or by our stockholders;
•Overseeing the size, composition and structure of the Board in order to discharge the Board’s duties and responsibilities properly and efficiently;
•Developing and recommending to the Board a set of corporate governance guidelines and principles;
•Reviewing the disclosure regarding corporate governance and the operation of the committee included in our proxy statements and other filings required by the SEC, as applicable; and
•Overseeing cybersecurity and related risks, and the steps management has taken to monitor and control such exposures.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our Compensation Committee is responsible for evaluating and approving compensation for our non-employee directors. For 2024, our Compensation Committee approved the following compensation for our non-employee directors:
•    An annual cash retainer of $50,000; and
•    An annual restricted stock award valued at $100,000 on the approval date that vests over the one year of service.
In addition, annual cash retainers for Board committee service were paid to the non-employee directors as applicable, equal to $35,000 for our Audit Committee chair, $15,000 for each of our other committee chairs, and $10,000 for non-chair service on all committees.
We also reimburse our directors for reasonable out-of-pocket expenses such as those incurred for travel in connection with attendance in-person at Board or committee meetings.
Based on consideration of the market and the responsibilities of the directors, for 2025, our Compensation Committee approved an increase of the cash retainer for the Audit Committee chair to $50,000, an increase of the cash retainer for the other Committee chairs to $20,000 and an increase of the annual restricted stock award to $125,000. In addition, for 2025 non-employee director compensation, the directors had the option to receive restricted stock with a one-year vesting period in lieu of their cash retainers, as applicable. Otherwise, we expect non-employee director compensation to remain the same in 2025.
Director Compensation
The following table provides information regarding compensation earned by our directors for service rendered during the year ended December 31, 2024. Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, receives no additional compensation for serving on the Board, and his 2024 compensation is disclosed under “Executive Compensation.”

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
W. Radford Lovett II	75,000	100,019	175,019
Justin. W. Udelhofen	80,000	100,019	180,019
Megha H. Parekh	65,000	100,019	165,019
Leonard M. Sturm	105,000	100,019	205,019
William W. Weatherford	60,000	100,019	160,019
(1)Represents annual Board and Committee retainers, which directors received in cash.
(2)Based on grant date fair value of restricted stock units granted during 2024 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
STOCK OWNERSHIP POLICY FOR NON-EMPLOYEE DIRECTORS
In order to evidence the financial alignment of the Company’s directors with the interest of the Company’s stockholders, the Board has established a stock ownership policy for non-employee directors. Under these guidelines, each director is required to own shares of our common stock that have a fair market value (determined as of each Annual Meeting of Stockholders) equal to five times the annual cash retainer paid to the applicable independent director, and each director shall have five years from his or her initial appointment or election to the Board within which to satisfy the foregoing stock ownership policy. As of the record date, April 11, 2025, all non-employee directors were in compliance with this stock ownership policy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves, or in the past has served, as a member of a board or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company. Information regarding certain related party transactions involving Mr. Lovett, our director and member of the Compensation Committee, is contained in our Certain Relationships and Related Party Transactions section below.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
The Board has adopted the Dream Finders Homes, Inc. Related Party Transaction Policy (the “Related Party Transaction Policy”) in writing, which provides that our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, any member of our Audit Committee who is a related person with respect to a transaction under review is not permitted to participate in the deliberations or vote on approval or ratification of such transaction. Any request for us to enter into a transaction with an executive officer, director or holder of more than 5% of any class of our voting securities, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval.

Transactions related to home sales, mortgage and title services pursuant to Company policy—see “Home Sales, Mortgage Lending and Title Services to Related Persons” below—do not require review and approval. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Notwithstanding the foregoing, the Related Party Transaction Policy provides that we may enter into land acquisition and/or financing transactions with DF Capital Management, LLC (“DF Capital”), any funds managed by DF Capital and any other joint venture that meets the preapproved transaction criteria established from time to time by our Audit Committee, and that such transaction shall be deemed to have been approved by our Audit Committee.
DF Capital
The Company has a 49% membership interest in DF Capital, an investment manager focused on investments in land banks and land development joint ventures to deliver finished lots to the Company and other homebuilders for the construction of new homes. DF Capital is the investment manager of the funds described in further detail below. DF Capital and its funds are controlled by unaffiliated parties and the Company is not the primary beneficiary of DF Capital and its funds.
Management and the Board believe that the Company’s relationship with DF Capital allows the Company to act quickly as lot acquisition opportunities are presented and, therefore, put in place a mechanism to preapprove certain related party transactions involving DF Capital, any of the funds that it manages or any DF Capital affiliated entity (“DF Capital Entity”).
At least quarterly, the Company prepares a list of current transactions involving the Company, on the one hand, and any DF Capital Entity, on the other hand. The list sets forth all investments and commitments in any DF Capital Entity made by any of the Company’s directors, officers and employees.
If a new related party transaction involving any DF Capital Entity meets certain criteria established by the Audit Committee (“DF Capital Transaction Criteria”), it is deemed to have been approved. If any proposed transaction involving the Company, on the one hand, and DF Capital or any funds managed by DF Capital, on the other hand, does not meet the DF Capital Transaction Criteria, then our Audit Committee would be required to review such transaction as required by the Related Party Transaction Policy.
Our Audit Committee periodically reviews the DF Capital Transaction Criteria to confirm that such criteria are consistent with comparable land bank financing transactions with or involving unaffiliated third parties.
Related Party Transactions
DF Capital Funds
DF Residential II, LP (DF Capital’s “Fund II”) has an exclusive right of first offer on any land bank financing projects that meet its investment criteria and are undertaken by the Company during Fund II’s investment period. As of December 31, 2024 and 2023, the Company had $37.0 million and $48.5 million, respectively, in outstanding lot deposits related to Fund II, controlling 3,271 lots and 4,028 lots, respectively.
On July 30, 2024, DF Capital initiated its first close on DF Residential III, LP (“Fund III”). As of December 31, 2024, the Company had $47.0 million in outstanding lot deposits related to Fund III, controlling 3,417 lots.
During the year ended December 31, 2024, the Company purchased 1,855 lots for $183.0 million under both Fund II and Fund III.

The Company invested $3.0 million of the total committed capital of Fund II. The Company’s investment in Fund III will be determined as part of the final closing.
From time to time, several of the Company’s directors, officers and employees have invested in certain of the funds managed by DF Capital. As of December 31, 2024, the following related persons, including any applicable immediate family members and affiliates, have made investment commitments as limited partners in Fund II and Fund III in the amounts listed below:

	Commitment Amount ($)
Name	Fund II	Fund III
Patrick O. Zalupski	25,250,000	50,300,000
W. Radford Lovett II	5,000,000	3,000,000
J. Douglas Moran	500,000	750,000
L. Anabel Ramsay	390,000	250,000
Amounts due to and from the funds are based on the timing and amount of capital calls as well as distributions of capital and earnings, all of which, as applicable, are made on a periodic basis over several years consistent with the typical lifecycle of any land bank financing project.
As of December 31, 2024, the Company, Messrs. Zalupski, Lovett and Moran have received earnings distributions from Fund II in the amounts of $0.9 million, $7.8 million, $1.5 million and $0.2 million, respectively. No earnings distributions have been provided for any investees in Fund III as the fund is still in the investment phase.
Aircraft Agreement
In November 2023, the Company entered into an aircraft dry lease agreement with a company owned by Patrick Zalupski, our President, Chief Executive Officer, and Chairman of the Board (the “Aircraft Agreement”). The Aircraft Agreement provides the Company access to an airplane owned by Mr. Zalupski on a non-exclusive basis at a fixed monthly lease rate plus allocable variable costs per hour, not to exceed a per-hour cap in the aggregate on a lease year basis. The Aircraft Agreement has an eight-year term, which is automatically extended for up to two successive one-year periods unless terminated by either party. Mr. Zalupski’s entity, PZ Global, LLC, has separately contracted with a non-affiliated aviation management entity to provide aircraft-related services. For the years ended December 31, 2024 and 2023, the Company incurred $4.8 million and $1.3 million in expenses, respectively, related to the use of the airplane. For the year ended December 31, 2023, expenses were inclusive of one-time set-up and other costs incurred prior to the commencement of the Aircraft Agreement. All expenses were included in selling, general and administrative expense on the Consolidated Statement of Comprehensive Income. On certain occasions, Mr. Zalupski may be accompanied by guests when using such aircraft, and certain of our other personnel may also use such aircraft for business travel. See the section entitled “Executive Compensation-Corporate Aircraft Policy” for additional information.
Home Sales, Mortgage Lending and Title Services to Related Persons
Under our policy, all employees and non-employee directors of Dream Finders, as well as their friends and family members, are eligible for discounts on home sales, mortgages and title services. Management maintains a listing of all home sales, mortgage and title services activities involving employees, non-employee directors, friends and family members. As long as the discounts related to home sales, mortgage incentives and title services comply with the Company’s policy, sales to employees, non-employee directors, friends and family members do not require pre-approval by the Audit Committee.

Under this policy, Ms. Parekh entered into a loan in the amount of $1.5 million with Jet HomeLoans, LP (“Jet HomeLoans”) in July 2024. The loan was subsequently sold to an unrelated third party during the year ended December 31, 2024.
Related Employees
Mr. David Zalupski, brother of Mr. Patrick Zalupski, is employed by us as a Vice President of Sales. Payments to Mr. David Zalupski totaled $0.3 million in 2024. Mr. Chris Zalupski, brother of Mr. Patrick Zalupski, is also employed through our wholly-owned subsidiary Jet HomeLoans as a Sales Manager. Jet HomeLoans performs mortgage origination activities, including underwriting and originating home mortgages for Company and non-Company customers. Payments to Mr. Chris Zalupski by Jet HomeLoans totaled $0.4 million in 2024.
CONTACTING THE BOARD
Any stockholder or any other interested party who wishes to communicate directly with (i) the Board or (ii) the non-management directors as a group may do so by sending correspondence to the following address: Dream Finders Homes, Inc., 14701 Philips Highway, Suite 300, Jacksonville, Florida 32256, Attn: Corporate Secretary. The Company will forward any such communication to the intended recipients, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 11, 2025, by (i) each of our director nominees, directors and current executive officers named in the tables set forth under “Executive Officers” (the “current NEOs”), individually and as a group, and (ii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock.

	Shares Beneficially Owned(1)
	Class A		Class B		Combined
	Common Stock		Common Stock		Voting Power(2)
5% Stockholders:	Number	%	Number	%	Number	%
Patrick O. Zalupski(3)(4)	1,610,694	4.5%	57,726,153	100.0%	174,789,153	83.6%
Kayne Anderson(12)	6,008,019	16.7%	—	—%	6,008,019	2.9%
W. Radford Lovett II(6)(7)	4,406,186	12.2%	—	—%	4,406,186	2.1%
BlackRock(13)	4,541,199	12.6%	—	—%	4,541,199	2.2%
The Vanguard Group(14)	3,127,977	8.7%	—	—%	3,127,977	1.5%
Cooke & Bieler(15)	2,196,975	6.1%	—	—%	2,196,975	1.1%
Current NEOs and Directors:
Patrick O. Zalupski(3)(4)	1,610,694	4.5%	57,726,153	100.0%	174,789,153	83.6%
L. Anabel Ramsay(5)	64,405	*%	—	—%	64,405	*%
W. Radford Lovett II(6)(7)	4,406,186	12.2%	—	—%	4,406,186	2.1%
Justin W. Udelhofen(8)	27,919	*%	—	—%	27,919	*%
Megha H. Parekh(9)	17,227	*%	—	—%	17,227	*%
Leonard M. Sturm(10)	12,846	*%	—	—%	12,846	*%
William W. Weatherford(11)	8,459	*%	—	—%	8,459	*%
Directors and current NEOs as a group (7 persons)	6,147,736	17.1%	57,726,153	100.0%	179,326,195	85.7%
* Less than 1%
(1)Subject to the terms of our Certificate of Incorporation and our Bylaws, our Class B common stock is convertible at any time by the holder into shares of our Class A common stock on a share-for-share basis. The table above does not reflect shares of our Class A common stock issuable upon conversion of our Class B common stock, unless already converted. As of April 11, 2025, there were 35,985,243 shares of our Class A common stock and 57,726,153 shares of our Class B common stock outstanding.
(2)Each holder of our Class A common stock shall be entitled to one vote per share of our Class A common stock, and each holder of our Class B common stock shall be entitled to three votes per share of our Class B common stock. Holders of our Class A common stock and our Class B common stock will vote together as a single class on all matters—including the election of directors—submitted to a vote of stockholders, unless otherwise required by law, our Certificate of Incorporation or our Bylaws. “Combined Voting Power” represents percentage of voting power of our Class A common stock and our Class B common stock, voting together as a single class, reflecting (i) all shares of our Class A common stock held by such holder and (ii) all shares of our Class B common stock held by such holder. The table above does not reflect voting power of shares of our Class A common stock issuable upon conversion of our Class B common stock, unless already converted.
(3)Includes 596,158 shares of our Class B common stock held by POZ Holdings, Inc., an entity Mr. Zalupski controls. The address for POZ Holdings, Inc. is 14701 Philips Highway, Suite 300, Jacksonville, FL 32256. Also includes 809,409 Class B common stock held in trust for the benefit of Mr. Zalupski’s children. The amount beneficially owned also includes the following:
•17,500,000 shares of our Class B common stock owned by Mr. Zalupski that are pledged as security for a margin loan
•2,000,000 pledged shares (the “Pledged Shares”) of Class B Common Stock to secure obligations. Mr. Zalupski entered into prepaid variable forward sale contracts on August 14, 2024 and December 5, 2024. Under these contracts, Mr. Zalupski retained both dividend and voting rights in the Pledged Shares during the term of the pledge. The contracts obligate Mr. Zalupski to deliver to the buyer, on the applicable settlement date for each of the 10 components, up to one hundred percent (100%) of the number of Pledged Shares for such component or, at Mr. Zalupski's option, an equivalent amount of cash. The number of shares to be delivered to the buyer on the settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of the Class A Common Stock on the designated valuation date for the applicable component within the period from 8/16/2027 to 8/27/2027 with respect to 1,000,000 shares and 5/15/2028 to 5/26/2028 with respect to 1,000,000 shares (each, a “Settlement Price”) is less than or equal to $22.12 or $24.01, respectively, as applicable, (the “Floor Price”), Mr. Zalupski will deliver to the buyer all of the Pledged Shares for the applicable component; (b) if such Settlement Price is greater than the Floor Price but less than or equal to $55.30 or $66.02, as applicable (the “Cap Price”), Mr. Zalupski will deliver to the buyer the number of shares equal to one hundred percent (100%) of the Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Settlement Price and (c) if such Settlement Price is greater than the Cap Price, Mr. Zalupski will deliver to the buyer the number of shares equal to one hundred percent (100%) of Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Settlement Price over the Cap Price, and the denominator of which is such Settlement Price. In connection with the entry into the forward contracts, Mr. Zalupski received aggregate upfront cash payments of approximately $33.2 million.
See “Insider Trading Policy” below for our policies related to hedging arrangements and pledging of shares.
(4)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 122,867 shares of our Class A common stock vesting on March 8, 2026, (ii) 88,566 shares of our Class A common stock vesting in equal installments on March 6, 2026 and March 6, 2027, and (iii) 198,228 shares of our Class A common stock vesting in equal installments on March 5, 2026, March 5, 2027 and March 5, 2028.
(5)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 11,717 shares of our Class A common stock vesting in equal installments on April 1, 2026 and April 1, 2027, (ii) 11,467 shares of our Class A common stock vesting on March 8, 2026, (iii) 29,488 shares of our Class A common stock vesting in equal installments on March 8, 2026, March 8, 2027 and March 8, 2028, (iv) 11,809 shares of our Class A common stock vesting in equal installments on March 6, 2026 and March 6, 2027, (v) 14,171 shares of our Class A common stock vesting in equal installments on March 6, 2026, March 6, 2027, March 6, 2028 and March 6, 2029, (vi) 18,657 shares of our class A common stock vesting in equal installments on March 5, 2026, March 5, 2027 and March 5, 2028, and (vii) 18,657 shares of our class A common stock vesting in equal installments on March 5, 2026, March 5, 2027, March 5, 2028, March 5, 2029, and March 5, 2030.
(6)Consists of 4,540,959 shares of our Class A common stock owned directly by the W. Radford Lovett II GST Exempt Trust u/a dated 12/28/2004, of which Mr. Lovett is the sole trustee.
(7)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 2,457 shares of our Class A common stock vesting on March 8, 2026 and (ii) 4,665 shares of our Class A common stock vesting on March 5, 2026.
(8)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 2,457 shares of our Class A common stock vesting on March 8, 2026, and (ii) 4,665 shares of our Class A common stock vesting on March 5, 2026.

(9)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 2,457 shares of our Class A common stock vesting on March 8, 2026, and (ii) 4,665 shares of our Class A common stock vesting on March 5, 2026.
(10)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 2,457 shares of our Class A common stock vesting on March 8, 2026, and (ii) 4,665 shares of our Class A common stock vesting on March 5, 2026.
(11)Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 2,457 shares of our Class A common stock vesting on March 8, 2026 and (ii) 6,903 shares of our Class A common stock vesting on March 5, 2026.
(12)Information from Schedule 13G/A filed on February 13, 2025. Kayne Anderson Rudnick Investment Management LLC has shared voting power and shared dispositive power with regard to 3,722,326 shares, and sole dispositive power in regard to 2,285,693 shares. Virtus Investment Advisers, Inc. has shared voting power and shared dispositive power with regard to 3,721,072 shares. Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund has shared voting power and shared dispositive power with regard to 3,615,593 shares. The address of Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.
(13)Information from Schedule 13G/A filed on December 6, 2024. BlackRock, Inc. is a parent holding company that has beneficial ownership through its subsidiaries. BlackRock, Inc. has sole voting power with regard to 4,511,891 shares and sole dispositive power with regard to 4,541,199 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(14)Information from Schedule 13G/A filed on January 30, 2025. The Vanguard Group has shared voting power with regard to 52,741 shares and shared dispositive power with regard to 79,391 shares. The Vanguard Group has sole dispositive power with regard to 3,048,586 shares. The address of Vanguard Group, Inc.'s is 100 Vanguard Blvd., Malvern, PA 19355.
(15)Information from Schedule 13G/A filed on February 12, 2025. Cooke & Bieler L.P. has shared voting power with regard to 1,867,440 shares and shared dispositive power with regard to 2,196,975 shares. The address of Cooke & Bieler L.P. is Two Commerce Square, 2001 Market Street, Suite 4000, Philadelphia, PA 19103.
Securities Authorized for Issuance under the 2021 Equity Incentive Plan
The following table sets forth information as of December 31, 2024, with respect to the Company’s equity compensation plan (the “2021 Equity Incentive Plan”) under which its Class A common stock is authorized for issuance:

	(a)	(b)	(c)
	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance (excluding securities reflected in column (a))
2021 Equity Incentive Plan:
Approved by security holders	2,173,741	$—	5,722,510
Not approved by security holders	—	—	—
Total	2,173,741	$—	5,722,510
(1)All of the outstanding shares are restricted stock units, which do not have exercise prices.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act (“Section 16(a)”) requires our officers, directors and persons who own more than 10% of our Class A common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and persons who own more than 10% of our Class A common stock are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that its officers, directors and persons who own more than 10% of our Class A common stock complied with all applicable Section 16(a) filing requirements during 2024, except a Form 4 to report the sale of 49,345 shares by Mr. Zalupski on July 23, 2024 that was inadvertently filed one day late.
INSIDER TRADING POLICY
Our directors, executive officers and employees are required to comply with the Dream Finders Homes, Inc. Insider Trading Policy (our “Insider Trading Policy”) to promote compliance with federal and state securities laws by prohibiting certain persons who are aware of material nonpublic information about us from: (i) trading in our securities; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. Securities are defined in our Insider Trading Policy to include shares of our Class A common stock, Class B common stock, preferred stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based stock units, debt securities and any other type of securities or equity interests that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
Under our Insider Trading Policy, our directors, officers and employees can pledge shares of our common stock as collateral for a loan or hold shares of our common stock in a margin account if the value of Company securities held in one or more margin accounts does not exceed 30% of the total value of all of the Company securities owned by the shareholder at the time such loan or loans (individually or in the aggregate) are originated and the director, officer or employee obtains pre-clearance from the designated compliance officer. In addition, under our Insider Trading Policy, our directors, officers and employees may enter into hedging or monetization transactions provided that such arrangements are pre-cleared by the designated compliance officer and approved by the non-participating members of the Board of Directors. See “Security Ownership of Certain Beneficial Owners” for information on such transactions entered into by Mr. Zalupski.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, may be found above in the section entitled “Proposal 1—Election of Directors.”

Name	Age	Position
Patrick O. Zalupski	44	President, Chief Executive Officer and Chairman of the Board of Directors
L. Anabel Ramsay	43	Senior Vice President and Chief Financial Officer
L. Anabel Ramsay—Senior Vice President and Chief Financial Officer
Ms. Ramsay joined us in 2018, serving in the position of Vice President and Treasurer, and as a member of the Asset Management Committee. Ms. Ramsay developed the Company’s Investor Relations function post-IPO. Ms. Ramsay was appointed to Interim Chief Financial Officer on October 6, 2021, and promoted to Senior Vice President and Chief Financial Officer on April 1, 2022. Ms. Ramsay has been responsible for balance sheet management, capital allocation, cash forecasting and overall supervision of our accounting, tax and treasury functions, including overall management of our debt, compliance, and reporting for lenders, investors, sell-side analysts and shareholders.
Prior to joining us, Ms. Ramsay served as the Vice President of Finance for the Americas region at Macquarie Group Limited, an Australian multinational independent investment bank and financial services company, from April 2016 to May 2018, overseeing financial and internal tax reporting for over 200 U.S. legal entities in the energy, capital and credit markets space and subsequently managing the financial audit process for Macquarie Group Limited’s aircraft leasing business. Prior to joining Macquarie Group Limited, Ms. Ramsay served as the Corporate Accounting Manager at Fidelity National Financial, a provider of title insurance and settlement services to the real estate and mortgage industries, in the title insurance business from November 2014 to April 2016. Ms. Ramsay started her career at Aeroflex Incorporated, a former publicly listed aerospace and defense electronics manufacturer, where she worked from 2002 to 2014. Ms. Ramsay is an advisory member of the Florida Institute of CFOs, is a board member of Jet HomeLoans LP and is a member of Dream Finders’ Investment Committee. Ms. Ramsay is a Certified Public Accountant and received a B.B.A in Accounting, Financial Economics and Economics from Lincoln Memorial University.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our executive compensation program for our 2024 named executive officers (“NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. Our NEOs for 2024 were:
•Patrick O. Zalupski, President, Chief Executive Officer (“CEO”) and Chairman of the Board;
•J. Douglas Moran, our former Senior Vice President and Chief Operations Officer (“former COO”); and
•L. Anabel Ramsay, Senior Vice President and Chief Financial Officer (“CFO”)
On December 23, 2024, Doug Moran transitioned from Chief Operating Officer to a non-executive officer role within the Company, enabling him to better manage his health with significantly reduced travel. The process of identifying a successor COO is underway.
Executive Summary
Overview
Our long-term success depends on our ability to attract, engage, incentivize and retain highly talented individuals who possess the expertise necessary to create long-term value for our stockholders, expand our business and achieve our strategic goals.
To support these objectives and deliver strong execution, we strive to provide an executive compensation program that attracts and retains talented and qualified senior executives to manage and lead our business and motivates them to pursue and achieve our business goals. We use a mix of compensation elements including base salary, annual short-term cash incentives, long-term equity incentives, and benefits, to incentivize our NEOs.
2024 Business Highlights
Calendar year 2024 was another year of growth for the Company. Dream Finders concluded its fourth year as a public company with full year annual records in many areas including home closings, controlled lot pipeline, revenues, as well as net income. Our team of senior executives continue to be instrumental in effectuating our strategic growth initiatives.
We achieved the following key financial and business results as of and for the year ended December 31, 2024, as compared to the year ended December 31, 2023, unless otherwise noted:
•Homebuilding revenues increased 18% to $4.4 billion, compared to $3.7 billion
•Home closings increased 17% to 8,583 from 7,314
•Net new orders increased 17% to 6,727 from 5,744
•Pre-tax income increased 8% to $438 million, compared to $404 million
•Net income attributable to DFH increased 13% to $335 million, or $3.44 per basic share, compared to $296 million or $3.03 per basic share
•Financial services pre-tax income increased 62% to $32 million from $20 million
•Controlled lot pipeline of 54,698 compared to 29,748
•Repurchased 291,229 Class A common shares for $8 million during the year ended December 31, 2024

Below is a summary of other recent achievements the Company has accomplished since the last proxy statement:
•Entered the Phoenix, Arizona market through organic growth in June 2024
•Acquired the remaining equity interest in our mortgage joint venture, Jet HomeLoans, on July 1, 2024
•Entered the southwest Florida market through organic growth in December 2024
•Entered the Atlanta, Georgia market and expanded our operations in Greenville, South Carolina with our acquisition of the majority of the homebuilding assets of Liberty Communities, LLC in January 2025
•Built upon our mortgage service operations through the acquisition of Cherry Creek Mortgage, LLC in March 2025
•Entered into a definitive agreement to acquire title insurance underwriter, Alliant National Title Insurance Company, Inc. and a related affiliate. The closing of this transaction, which is expected in the second quarter of 2025, is subject to customary closing conditions. Required insurance regulatory approvals were received in April 2025.
Our Executive Compensation Practices
Philosophy and Context of Our Executive Compensation Program
Our executive compensation program is designed to motivate, reward, attract and retain the talent necessary to ensure our continued success as the Company evolves. The program seeks to align executive compensation with our short- and long-term objectives, business strategy, financial performance and long-term value creation for our stockholders. As part of our executive pay strategy:
•We pay base salaries that reflect competitive market levels, individual merit and internal parity considerations;
•We pay a portion of incentives in the form of equity awards that contain a multi-year time-based vesting schedule as a retention mechanism; and
•We maintain an incentive structure that considers achievement of Company-specific performance factors.
Compensation Governance Practices
In addition to these compensation practices, we are dedicated to the highest standards of good governance for our executive compensation plans, and we have established our governance framework for executive pay.

What We Do
✔	Annual Compensation Review. The Compensation Committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.
✔
Compensation At-Risk and Performance-based. A significant portion of our NEOs compensation is subject to variable pay arrangements that are determined by the Compensation Committee in connection with our performance.

✔	Multi-Year Vesting Requirements. Time-based restricted stock units granted to our NEOs generally vest over three or five years.
✔	Share Ownership Guidelines. We have established minimum share ownership requirements of 5x base salary for our Chief Executive Officer and 3x base salary for our other NEOs.
✔
Compensation Recovery Policy. We have adopted a compensation recovery policy that provides that we shall, except in limited circumstances, recover any erroneously awarded incentive-based compensation from our named executive officers. The policy is filed as an exhibit to our 2024 Annual Report on Form 10-K.

What We Don’t Do
✘	No Tax Reimbursements. No tax reimbursements on any tax liability that our NEOs might owe.
Stock Ownership Guidelines
Ownership of our common stock by our directors and executive officers is very important to align their interests with those of our stockholders. We have stock ownership guidelines requiring that our executive officers acquire and continuously hold a specified minimum level of our common stock. Holdings as it relates to these stock ownership guidelines include amounts of the Company’s Class A and Class B common stock, which may be in the form of restricted stock units or may be directly or indirectly owned shares, including shares held in a 401(k)-retirement plan. For our executive officers, we express these requirements as a multiple of annual base salary. The minimum stock ownership requirements by level are as follows:

Stock Ownership Guidelines
Chief Executive Officer	5X Base Salary
Other NEOs	3X Base Salary
Upon the appointment or election of a new executive officer, such executive officer will be expected to reach full compliance with these requirements by the date that is five years after his or her appointment or election. Until the targeted ownership levels are attained, executive officers covered by this policy are required to retain at least 50% of the shares of our common stock acquired upon the vesting of share-based awards. As of April 11, 2025, all continuing NEOs were in compliance with this stock ownership policy.
Compensation Risk Assessment and Timing of Equity Awards
The Compensation Committee monitors the Company’s incentive and equity-based compensation plans for both executive and non-executive employees, and annually reviews the programs against the Company’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. As part of this evaluation, the Compensation Committee considers whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value.
Based on a review by our Compensation Committee, such directors determined that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks, and accordingly are not reasonably likely to have a material adverse effect on the Company.

To date, we have not awarded stock options under compensation plans. We compensate our NEOs and directors with time vesting awards of restricted stock annually, with the awards being made in March of each year following the filing of the Company’s Annual Report on Form 10-K. The Compensation Committee believes that timing the awards to follow the Company’s Annual Report on Form 10-K filing generally ensures that all material, non-public information has been released prior to the awards being made.
Compensation Decision-Making Process
Role of the Compensation Committee
Our Compensation Committee is responsible for reviewing Company and NEO performance, and overseeing our executive compensation policies and programs. The Committee also determines the compensation of our executives, including our NEOs. Our Compensation Committee is guided by our charter found on our website at https://investors.dreamfindershomes.com.
Role of Management
Our Chief Executive Officer and other members of management provide information, data, analysis, updates and compensation recommendations to our Compensation Committee. In addition, our Chief Executive Officer makes recommendations to our Compensation Committee on compensation arrangements for executives (other than for himself), as well as the design of all material compensation and benefit plans.
Role of Compensation Consultant
The Compensation Committee retained an independent compensation consultant, Compensation Advisory Partners (“CAP”), to provide information, analysis and other advice relating to our executive compensation program. CAP provided the following advisory services in 2024:
•    Consulted with management in between Compensation Committee meetings;
•    Assisted with the review of the peer group companies;
•    Provided competitive market data for our NEO positions; and
•    Assisted with the evaluation of the effectiveness of our overall executive compensation program and related disclosure.
CAP did not provide any services to us other than the consulting services to the Compensation Committee.
Competitive Considerations
In 2024, the Compensation Committee continued to use a group of comparable homebuilding companies within a reasonable size range as compared to our company. The peer companies that our Compensation Committee considered consisted of the following:

Century Communities	LGI Homes	Taylor Morrison
Green Brick Partners	M/I Homes	TRI Pointe Homes
Hovnanian Enterprises	NVR
KB Home	Smith-Douglas

With the assistance its compensation consultant, CAP, the Compensation Committee reviewed and considered the compensation levels and practices of this group. The purpose of the comparison was to gain an additional point of reference, but was just one of several analytic tools that were used in making compensation decisions for the overall incentive compensation package, including specified ranges for short-term incentive compensation. During the 2024 review, M.D.C. Holdings was removed from our peer group following its acquisition by Sekisui House. Beazer Homes USA, Cavco Industries and Champion Homes were also excluded and replaced by KB Home, NVR, Smith-Douglas and Taylor Morrison. The purpose of these updates was to better align the peer companies with our overall business strategy while considering a reasonable range of comparative factors, including but not limited to, market capitalization and revenues.
Additionally, the Compensation Committee considered comparative peer data together with a number of factors—including market practices, Company and individual performance, and internal parity—when making compensation decisions for 2024, without placing any particular weight on any one factor.
Executive Compensation Advisory Vote Results From the 2024 Annual Meeting
The Compensation Committee specifically considers the results from the annual stockholder advisory vote on executive compensation. At the 2024 Annual Meeting of Stockholders, more than 99% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation.
2024 Executive Compensation Program Detail
We believe our executive compensation program emphasizes variable pay and promotes long-term stockholder value, but as described above, our Compensation Committee does not target a particular pay mix. Our Compensation Committee endeavors to balance pay for performance objectives with retention considerations so that, even during a temporary downturn in the economy and the homebuilding industry, the program continues to ensure that qualified, successful, performance-driven employees stay committed to increasing our long-term value. Furthermore, to attract and retain highly skilled management, our executive compensation program must remain competitive with those of comparable employers who compete with us for talent.
The following is a summary of the elements of our compensation arrangements paid to our NEOs for 2024:
Base Salary
We pay our NEOs an annual base salary to provide them with a fixed and stable level of pay that compensates them for their scope of responsibility, skill level and performance.
Base salaries are generally reviewed annually and may be adjusted depending on the NEOs’ job responsibilities and performance, as well as taking Company growth, total pay mix and internal parity into consideration. For 2024, base salaries were as follows, which were increased from 2023 levels:

Name	2024 Base Salary ($)	Percentage Increase Over 2023 Base Salary (%)
Patrick O. Zalupski	1,200,000	4%
J. Douglas Moran	800,000	6%
L. Anabel Ramsay	700,000	7%

Annual Short-Term Cash Incentives
Annual short-term compensation is designed to incentivize our NEOs at a variable level of compensation based on the Company’s performance as well as the individual’s performance. For 2024, our Compensation Committee established the following annual cash incentive targets for our NEOs, representing 50% of the total incentive target for the CEO and former COO, and 43% of the total incentive target for the CFO:

Name	2024 Cash Incentive Target ($)
Patrick O. Zalupski	5,312,500
J. Douglas Moran	5,312,500
L. Anabel Ramsay	750,000
The Compensation Committee evaluates performance for short-term incentives based on a number of factors and include a comprehensive review of Company performance, with a focus on adjusted pre-tax income for NEOs other than the CFO, as explained below, and individual NEO performance.
For 2024, the Compensation Committee set an adjusted pre-tax income target of $425 million as the primary measure when determining the annual incentives for our CEO and former COO. When determining the adjusted pre-tax income, the Committee has discretion to exclude one-time items, including merger/acquisition costs, litigation expense, restructuring costs, changes in accounting, extraordinary income and similar items.
The Compensation Committee established a threshold level of performance at 80% of the adjusted pre-tax income target (i.e., $340 million of adjusted pre-tax income) and a maximum level of performance at 125% of the adjusted pre-tax income target (i.e., $531 million of adjusted pre-tax income) that would result in a payout between 50% and 140% of the incentive target, respectively. Performance below 80% of the adjusted pre-tax income target would result in a 0% payout. Once the threshold is met, the annual incentive payout is then determined based on the scale below:

2024 Pre-Tax Income Ranges (in millions)	Adjusted Pre-Tax Income Achievement (As a % of adjusted pre-tax income target)	Annual Incentive Payout Opportunity (As a % of incentive target)
>$531	125%	140%
$451 - $531	106% - 125%	110% - 140%
$408 - $451	96% - 106%	90% - 110%
$340 - $408	80% - 96%	50% - 90%
<$340	<80%	0%
Once the Committee determines the adjusted pre-tax income achievement range, the Committee evaluates performance based on three other performance metrics, including home closings, return on participating equity and net debt to capitalization ratio to determine the final payout within the range. When adjusted pre-tax income falls between 80% and 125% of the adjusted pre-tax income target, an incremental third of the payout range is achieved by meeting or exceeding the targets for each metric detailed below:

Other Performance Metrics	2024 Other Performance Metrics Targets	Performance Hurdle
Home closings	8,250	Minimum
Return on participating equity	27.6%	Minimum
Net debt to capitalization ratio(1)	38.9%	Maximum
(1)Net debt to capitalization ratio as defined in the credit agreement for our senior unsecured revolving credit facility.
For 2024, the Company achieved an adjusted pre-tax income of $437.0 million, which reflects 103% of adjusted pre-tax income target performance. Based on the formulaically-driven incentive payout range and achievement of the performance hurdles of the other three performance metrics, the CEO and former COO were each awarded a cash incentive payment of 110% of the incentive target ($5.8 million for each executive).
Our CFO’s annual cash incentive was determined based on an evaluation of discretionary, qualitative measures in the areas of internal control, compliance, reporting, balance sheet management, functional oversight and integration as well as a maximum quantitative metric of net debt to capitalization ratio of 38.9%. The Compensation Committee reasoned that the CFO’s incentive compensation should not be solely dependent on the financial performance of the Company. To assess the CFO’s accomplishments in terms of qualitative metrics, the Compensation Committee collaborated with the CEO and former COO. In 2024, the CFO successfully fulfilled the qualitative goals and the Company achieved a net debt to capitalization ratio of 36.1%. As a result, the CFO was awarded an annual cash incentive payment of 100% of target ($0.8 million).
Long-Term Incentive—Equity Awards
For 2024 performance, annual equity awards were a component of our compensation structure for executives in order to more effectively align the interests of executive officers and our stockholders and increase retention through ensuring long-term incentive arrangements remain in place. The long-term incentive awards for 2024 performance (granted on March 5, 2025) consisted of three-year vesting restricted stock units for our CEO and former COO, and an equal amount of three-year and five-year vesting restricted stock units for our CFO. The long-term incentive equity award values for the CEO, former COO and CFO were $5.3 million, $5.3 million and $1.0 million, respectively. These long-term incentive award values differ from the Stock Awards column of the Summary Compensation Table and Grants of Plan-Based Awards table as SEC regulations require those tables to reflect awards granted in 2024 for 2023 performance, as described in the 2024 proxy statement.
Benefits
Our NEOs are eligible for the benefits generally available to full-time Company employees, including, without limitation: 401(k), disability, dental, vision, group sickness, accident and/or health insurance programs of the Company, as well as any other fringe benefit programs that may be established by the Company. Our NEOs also have access to a voluntary annual executive health exam program, for which the Company covers the participation fee. We also have a policy that all of our employees receive a discount on home sales, as well as friends and family members of employees. Each NEO also receives a corporate golf membership to a country club as part of our sponsorship with the PGA TOUR. We believe many of these benefits are required to remain competitive in attracting and retaining executive talent.

Corporate Aircraft Policy
The Compensation Committee believes the use of a chartered aircraft is an effective tool to increase the productivity, efficiency and security of our CEO and believes it is critical to the business that the CEO uses a non-commercial aircraft for all business and personal-related trips, whenever practical. In line with the beliefs of the Compensation Committee, our corporate aircraft policy provides that our CEO shall not be required to reimburse us for the personal use of such aircraft travel for up to an annual personal use allowance of $600,000. The cost of personal use of such aircraft over the personal use allowance must be reimbursed by the CEO. Although we do not generally consider our corporate aircraft program to be a perquisite for the reasons described above, the costs related to personal travel and the costs of private aircraft for personal travel, are reported as other compensation. See “Related Party Transactions” herein for additional information regarding the lease related to our CEO’s aircraft. Our CEO is responsible for pre-approving all other business or personal use of Company-chartered aircrafts by others and any personal use of a chartered aircraft is required to be reimbursed in line with the policy.
Executive Employment Agreements
We have the following employment agreements with our CEO and CFO (“continuing NEOs”) and our former COO, as described below:
Patrick O. Zalupski. The Company’s employment agreement with Mr. Zalupski: (i) provides for a minimum base salary of $1,150,000; (ii) provides that he is entitled to use aircrafts chartered by the Company for business and personal travel (subject to compliance with the Company’s personal use policy established by the Compensation Committee); (iii) provides that his entitlement to any perquisites shall be governed by the Company’s policies in effect from time to time; and (iv) includes an acknowledgement that any compensation payable after the effective date will be subject to the Company’s Compensation Recovery Policy. Mr. Zalupski’s executive employment agreement provides for the payment of three months’ worth of Company-paid Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums as severance benefits in the event of an involuntary termination by us without cause.
J. Douglas Moran. The Company’s employment agreement with Mr. Moran: (i) provides for a minimum base salary of $750,000; (ii) provides that any unvested restricted stock units owned upon death, disability or a Change in Control (as defined in the employment agreement) in which Patrick Zalupski does not retain control of the acquiror or successor will immediately become fully vested; (iii) provides that any unvested restricted stock units owned following a Change in Control (as defined in the employment agreement) in which Patrick Zalupski does retain control of the acquiror or successor will immediately become fully vested if the executive is terminated without Cause (as defined in the employment agreement) during the 24 months following such Change in Control; (iv) provides that his entitlement to any perquisites shall be governed by the Company’s policies in effect from time to time; and (v) includes an acknowledgement that any compensation payable after the effective date will be subject to the Company’s Compensation Recovery Policy.

L. Anabel Ramsay. The Company’s employment agreement with Ms. Ramsay: (i) provides for a minimum base salary of 650,000; (ii) provides for one year of base salary and reimbursement of COBRA coverage payable over 12 months as severance in the event she is terminated without Cause (as defined therein), increasing to two years of base salary and reimbursement of COBRA coverage payable over 24 months if such termination occurs within 24 months of a Change in Control (as defined in the employment agreement); (iii) provides that any unvested restricted stock units owned upon death, disability or a Change in Control (as defined in the employment agreement) in which Patrick Zalupski does not retain control of the acquiror or successor will immediately become fully vested; (iv) provides that any unvested restricted stock units owned following a Change in Control (as defined in the employment agreement) in which Patrick Zalupski does retain control of the acquiror or successor will immediately become fully vested if the executive is terminated without Cause (as defined in the employment agreement) during the 24 months following such Change in Control; (v) provides that her entitlement to any perquisites shall be governed by the Company’s policies in effect from time to time; and (vi) includes an acknowledgement that any compensation payable after the effective date will be subject to the Company’s Compensation Recovery Policy.
Severance and Change in Control Benefits
The employment agreements for Mr. Moran and Ms. Ramsay provide that if we terminate Mr. Moran or Ms. Ramsay employment involuntarily without cause, Mr. Moran or Ms. Ramsay would be entitled to receive severance payments equal to 12 months’ worth of their then-current base salary as in effect at the time of such termination, plus 12 months’ worth of Company-paid COBRA premiums. If we terminate Mr. Moran or Ms. Ramsay employment involuntarily without cause within the 24-month period following a change in control of the Company, Mr. Moran or Ms. Ramsay would be entitled to receive severance payments equal to 24 months’ worth of their then-current base salary as in effect at the time of such termination, plus 24 months’ worth of Company-paid COBRA premiums. Following death, disability, or a change in control in which Mr. Zalupski does not retain control of the acquiror or successor, any unvested restricted stock units owned by Mr. Moran or Ms. Ramsay will immediately become fully vested. Further, following a change in control in which Mr. Zalupski does retain control of the acquiror or successor, if Mr. Moran or Ms. Ramsay are terminated without cause during the 24 months following such change in control, any unvested restricted stock units owned by Mr. Moran or Ms. Ramsay will immediately become fully vested.
All severance and change in control benefits are subject to execution of an effective general release of claims in our favor and continued compliance with certain non-competition and other restrictive covenants.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code limits the amount of compensation that may be deducted per covered employee to $1.0 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act (the “TCJA”), beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to compensation paid to any individual who serves as the chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception to this limitation for qualified performance-based compensation (as was the case for periods prior to 2018). Thus, in 2024 any compensation deductions for any covered employee were subject to a $1.0 million annual deduction limitation.
The Compensation Committee considers the applicability of Section 162(m) of the Code in designing our compensation programs but also considers numerous factors that may in some cases lead to the payment of compensation that is not deductible as result of the application of Section 162(m) of the Code.

Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including restricted stock awards, options to purchase our equity securities, and other stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

W. Radford Lovett II (Chair)
Justin W. Udelhofen
Leonard M. Sturm
The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information concerning compensation of NEOs for the years ended December 31, 2024, 2023 and 2022. Because we only have three “executive officers” as such term is defined in Rule 3b-7 of the Exchange Act, we only have three “named executive officers,” and the compensation for each is disclosed in the following table.
The amounts shown below are discussed further under “Compensation Discussion and Analysis—2024 Executive Compensation Program in Detail.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Patrick O. Zalupski	2024	1,186,539	—	5,137,271	5,843,750	712,248	12,879,808
President, Chief Executive Officer	2023	1,122,308	—	4,622,282	5,250,000	372,912	11,367,502
and Chairman of the Board	2022	1,057,692	5,250,000	1,812,500	—	167,296	8,287,488
J. Douglas Moran	2024	786,539	—	5,137,271	5,843,750	42,840	11,810,400
Former Senior Vice President	2023	737,692	—	4,622,282	5,250,000	26,109	10,636,083
and Chief Operating Officer	2022	650,000	5,250,000	1,812,500	—	10,675	7,723,175
L. Anabel Ramsay	2024	686,539	750,000	1,370,001	—	27,510	2,834,050
Senior Vice President	2023	631,538	500,000	1,047,730	—	22,770	2,202,038
and Chief Financial Officer	2022	469,231	350,000	700,000	—	9,692	1,528,923
(1)Base salary changes are typically made effective during March of the respective year in which a change occurs.
(2)Based on the grant date fair value of such awards and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13, Stock-Based Compensation to our consolidated financial statements reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(3)Amounts reflected within the “All Other Compensation” column for the fiscal year ended December 31, 2024 are comprised of the following amounts:

Name and Principal Position	Employer Contributions to 401(k) Plan ($)	Perquisites ($)(1)	Total ($)
Patrick O. Zalupski	13,800	698,448	712,248
J. Douglas Moran	13,800	29,040	42,840
L. Anabel Ramsay	13,800	13,710	27,510
(1)Represents the personal benefit derived by the NEOs from company-paid travel, golf memberships and networking and business entertainment expenses. For Mr. Moran, also represents the personal benefit derived from a company-paid participation fee for an annual executive health exam. For Mr. Zalupski, also represents the personal benefit derived from expenses related to the use of leased property. The amounts for Mr. Zalupski include $631,696 of costs associated with the use of Company-chartered aircrafts and $46,718 of costs associated with the use of a golf membership.

Pay Ratio
We have estimated the ratio between our 2024 CEO’s total compensation and the median annual total compensation of all employees (except the chief executive officer). In searching for the median employee, we considered annualized taxable compensation totals in 2024. We identified the “Median Employee” based on the annualized taxable compensation of all full-time, part-time and temporary employees employed by us as of December 31, 2024. Then we calculated the Median Employee’s compensation under the Summary Compensation Table (“SCT”) rules. Our Chief Executive Officer in 2024 had annual total compensation of $12,879,808 and our Median Employee had annual total compensation of $99,104. Therefore, we estimate that our Chief Executive Officer’s annual total compensation in 2024 is 130 times that of the median of the annual total compensation of all of our employees.
Pay Versus Performance
The table below includes information regarding the Company’s performance and the compensation actually paid (“CAP”) to our Principal Executive Officer (“PEO”) and non-PEO NEOs for the corresponding fiscal year, as calculated in accordance with the requirements of Regulation S-K.

					Value of Initial Fixed $100 Investment Based On:(4)
Fiscal Year Ended December 31,(1)	Summary Compensation Table (SCT) Total for PEO ($)(2)	CAP to PEO ($)(3)	Average SCT Total for Non-PEO NEOs ($)(2)	Average CAP to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (in thousands) ($)(6)	Adjusted Pre-Tax Income (in thousands) ($)(7)
2024	12,879,808	7,550,989	7,322,225	5,208,396	111	166	340,582	437,366
2023	11,367,502	26,361,566	6,419,061	12,617,078	170	151	307,942	404,425
2022	8,287,488	3,789,895	4,626,049	3,687,962	42	106	274,297	345,172
2021	14,391,664	12,683,973	2,210,117	2,077,460	93	136	134,594	168,998
2020	4,546,813	4,546,813	1,131,157	1,131,157	*	*	*	*
*As the Company was privately held during this period, such data has not been included.
(1)Mr. Zalupski has served as the PEO for the entirety of each of the fiscal year shown on the table above. Our non-PEO NEOs for the applicable years were as follows:
2024: J. Douglas Moran (through December 23, 2024), L. Anabel Ramsay
2023: J. Douglas Moran, L. Anabel Ramsay
2022: J. Douglas Moran, L. Anabel Ramsay
2021: J. Douglas Moran, Rick A. Moyer (Former Senior Vice President and Chief Financial Officer through September 30, 2021), L. Anabel Ramsay (effective October 6, 2021)
2020: J. Douglas Moran, Rick A. Moyer
(2)Amounts reported in these columns represent the total compensation reported in the SCT for the corresponding year in the case of the PEO and the average total compensation reported in the SCT for the non-PEO NEOs for the corresponding year.
(3)To calculate CAP, adjustments were made to the amounts reported in the SCT for the corresponding year. A reconciliation of the adjustments for the PEO and for the non-PEO NEOs is set forth below.
(4)Assumes $100 invested based on the closing stock price on January 21, 2021, the date of our initial public offering, in our Class A common stock. Historic performance of the stock price of our Class A common stock is not necessarily indicative of future performance.

(5)The Total Shareholder Return (“TSR”) Peer Group consists of the Standard and Poor’s Homebuilders Select Industry Index, an independently prepared index that includes companies in the homebuilding industry.
(6)The Company’s net income calculated in accordance with U.S. generally accepted accounting principles for each year indicated.
(7)When determining actual adjusted pre-tax income, the Committee may decide to exclude one-time items including merger/acquisition costs, litigation expense, restructuring costs, changes in accounting, extraordinary income, etc. The Compensation Committee determined that adjusted pre-tax income continues to be a prominent metric of the Company’s performance and, as discussed in the Compensation Discussion and Analysis (“CD&A”), for 2024, was a component of the Company’s annual incentive guidance. Although we utilize numerous financial and other performance measures to link Company performance with compensation actually paid to our NEOs, at present, we believe that adjusted pre-tax income represents the most important performance measure used to link Company performance to compensation actually paid to our NEOs.
Reconciliation of CAP Adjustments:

Year	Summary Compensation Table Total ($)(1)	Less, Grant Date Fair Value of Stock Awards Granted During Year ($)(2)	Plus, Year-End Fair Value of Outstanding and Unvested Stock Awards Granted During Year ($)(3)	Plus/(Minus), Change in Fair Value of Prior Year Stock Awards Outstanding And Unvested ($)(4)	Plus, Vest Date Fair Value of Stock Awards Granted and Vested in Year ($)(5)	Plus/(Minus), Change in Fair Value of Prior Year Stock Awards that Vested During Year ($)(6)	Less, Prior Year Fair Value of Prior Year Stock Awards that Failed to Vest During Year ($)(7)	Equals CAP ($)
PEO
2024	12,879,808	(5,137,271)	3,091,396	(3,446,642)	—	163,698	—	7,550,989
2023	11,367,502	(4,622,282)	13,096,465	6,035,889	—	483,992	—	26,361,566
2022	8,287,488	(1,812,500)	919,519	(3,319,997)	—	(284,615)	—	3,789,895
2021	14,391,664	(10,684,605)	8,976,914	—	—	—	—	12,683,973
2020	4,546,813	—	—	—	—	—	—	4,546,813
Average of Non-PEO NEOs
2024	7,322,225	(3,253,636)	1,957,903	(1,118,305)	—	300,209	—	5,208,396
2023	6,419,061	(2,835,006)	8,032,516	868,405	—	132,102	—	12,617,078
2022	4,626,049	(1,256,250)	637,320	(293,957)	—	(25,200)	—	3,687,962
2021	2,210,117	(927,481)	794,824	—	—	—	—	2,077,460
2020	1,131,157	—	—	—	—	—	—	1,131,157
(1)Total compensation included in the SCT for the corresponding year. With respect to the other NEOs, amounts shown represent averages.
(2)Grant date fair value of the stock awards granted during the corresponding year.
(3)Fair value as of the corresponding year-end of the outstanding and unvested stock awards granted during such year.
(4)Change in fair value during the corresponding year of each stock award that was granted in a prior year that remained outstanding and unvested as of the last day of the corresponding year, and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.

(5)Fair value as of the vesting date of the stock awards that were granted and vested during the corresponding year.
(6)Change in fair value of each stock award that was granted in a prior year and which vested during the corresponding year, measured from the prior year-end to the vesting date.
(7)Fair value as of the last day of the prior year of the stock awards that were granted in a prior year and which failed to meet the applicable vesting conditions in the corresponding year.
Relationship Between Pay and Performance
For the average of the Non-PEO NEOs (“Average NEOs”), we believe CAP in each of the years analyzed and over the cumulative period are indicative of the Compensation Committee’s focus on the alignment of pay and performance. The downward trend of PEO CAP and average NEOs CAP from 2023 to 2024 was mostly the result of an increase in the average stock price used to quantify the long-term incentive awards, resulting in fewer RSUs granted in 2024 compared to 2023, as well as a $12.26 decrease in the year-end stock price. The upward trend of PEO CAP and average NEOs CAP from 2022 to 2023 was primarily due to a $26.87 increase in the year-end stock price when comparing the two years. The downward trend of PEO CAP from 2021 to 2022 is primarily due to a one time special bonus awarded in 2021 to the PEO in consideration of the substantial contribution leading to the successful completion of the Company’s initial public offering and, to a lesser extent, a $10.79 decrease in the stock price. Average NEOs CAP increased from 2021 to 2022, primarily due to the increase in adjusted pre-tax income. Adjusted pre-tax income is a key factor in determining short-term incentive compensation, as explained in the CD&A above. The following graphs illustrate the relationship between CAP to our PEO (in thousands) and Average NEOs (in thousands) and our TSR, net income (in thousands) and adjusted pre-tax income (in thousands), respectively, as well as our TSR versus the TSR of the TSR Peer Group.
For the relationship between Company TSR versus TSR of the Peer Group, January 21, 2021 has been used as the beginning period, the date of the Company’s initial public offering.

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the CEO and former COO
The financial and other performance measures listed below are the metrics the Compensation Committee deems as the most important measures used by the Company to determine compensation. Refer to the CD&A for a further explanation of the Company’s executive compensation program:
•Adjusted pre-tax income
•Home closings
•Return on participating equity
•Net debt to capitalization ratio(1)
(1)Net debt to capitalization ratio as defined in the credit agreement for our senior unsecured revolving credit facility.
Grants of Plan-Based Awards During 2024
The following table sets forth information with respect to plan-based awards made to our continuing NEOs and former COO during the year ended December 31, 2024:

Name	Type	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Patrick O. Zalupski	Short-Term Incentive	—	2,656,250	5,312,500	7,437,500	—	—
	Restricted stock units	3/6/2024	—	—	—	132,849	5,137,271
J. Douglas Moran	Short-Term Incentive	—	2,656,250	5,312,500	7,437,500	—	—
	Restricted stock units	3/6/2024	—	—	—	132,849	5,137,721
L. Anabel Ramsay	Restricted stock units	3/6/2024	—	—	—	35,428	1,369,969
(1)Amounts reported represent potential future payouts under our short-term incentive plan. Actual payouts under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2)The restricted stock units vest equally over three years for Messrs. Zalupski and Moran, with the first vesting on March 6, 2025. For Ms. Ramsay, 17,714 of the restricted stock units vest equally over three years, and 17,714 of the restricted stock units vest equally over five years, with the first vesting for all restricted stock units on March 6, 2025.
(3)Based on the grant date fair value of restricted stock units and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Fair Value Disclosures to our consolidated financial statements reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Outstanding Equity Awards
The following table sets forth information with respect to restricted stock units that remain unvested as of December 31, 2024:

	Stock Awards
Name	Number of shares that have not vested (#)(1)	Value of shares that have not vested ($)(2)
Patrick O. Zalupski	413,978	9,633,268
J. Douglas Moran	413,978	9,633,268
L. Anabel Ramsay	119,162	2,772,900
(1)Restricted stock units as of December 31, 2024, which were granted under the 2021 Equity Incentive Plan.
(2)Market value of unvested restricted stock units is based on a closing price of $23.27 for a share of our common stock on the New York Stock Exchange on December 31, 2024.
Option Exercises and Stock Vested in 2024
The following table sets forth information about restricted stock vesting for our NEOs in 2024. Our NEOs do not have any options outstanding and did not exercise any options in 2024, as the Company has not awarded stock options to date.

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value of shares realized on vesting ($)(2)
Patrick O. Zalupski	312,107	11,252,860
J. Douglas Moran	182,300	6,964,037
L. Anabel Ramsay	34,266	1,330,971
(1)Includes shares withheld for payment of taxes associated with the vesting.
(2)The amounts in this column represent the aggregate market value of the shares of common stock acquired upon vesting based on the closing price on the applicable vesting date or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.
Potential Payments Upon Termination or Change in Control
The following table quantifies the amount of cash payments and the value of any equity acceleration and other benefits NEOs would have received in connection with certain terminations of employment, or in connection with a change in control of DFH, Inc. as if such event had occurred on December 31, 2024. Additional information regarding the prior and current employment agreements for NEOs and our 2021 Equity Incentive Plan is contained in our CD&A section under the headings “Executive Employment Agreements” and “Long-Term Incentive—Equity Awards.”
The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. Generally, in the event of a termination for “cause” or a resignation for any reason, NEOs are entitled only to earned but unpaid salary, vested benefits under applicable benefit plans and reimbursement of business expenses.
The amounts shown in the table below assume that all applicable contingencies, such as execution of a release of claims and continuing compliance with any restrictive covenants, as applicable, will be satisfied.

Name	Event	Salary ($)	Health/Welfare Benefits ($)	Equity Acceleration ($)	Total ($)
Patrick O. Zalupski	Involuntary Termination(1)	—	4,471	—	4,471
J. Douglas Moran	Involuntary Termination(2)	800,000	26,126	—	826,126
	Change in Control(3)	—	—	9,633,268	9,633,268
	Change in Control with Involuntary Termination(4)	1,600,000	53,943	9,633,268	11,287,211
	Death or Disability(5)	—	—	9,633,268	9,633,268
L. Anabel Ramsay	Involuntary Termination(2)	700,000	12,123	—	712,123
	Change in Control(3)	—	—	2,772,900	2,772,900
	Change in Control with Involuntary Termination(4)	1,400,000	24,247	2,772,900	4,197,147
	Death or Disability(5)	—	—	2,772,900	2,772,900
(1)Mr. Zalupski’s employment agreement provides that if the Company terminates Mr. Zalupski without cause, he would be entitled to receive severance payments equal to three months’ worth of company-paid Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums.
(2)In the event either Mr. Moran or Ms. Ramsay is terminated by the Company without cause (as defined in their respective employment agreements), they would be entitled to receive severance payments equal to 12 months’ worth of their then-current base salary as in effect at the time of such termination, plus company-paid COBRA premiums for a period of 12 months.
(3)Following a change in control in which Mr. Zalupski does not retain control of the acquiror or successor, any unvested restricted stock units owned by Mr. Moran or Ms. Ramsay will immediately become fully vested.
(4)If the Company terminates Mr. Moran or Ms. Ramsay employment involuntarily without cause within the 24-month period following a change in control of the Company, Mr. Moran or Ms. Ramsay would be entitled to receive severance payments equal to two years’ of their then-current base salary as in effect at the time of such termination, plus Company-paid COBRA premiums for a period of 24 months. Further, following a change in control in which Mr. Zalupski does retain control of the acquiror or successor, if Mr. Moran or Ms. Ramsay are terminated without cause during the 24 months following such change in control, any unvested restricted stock units owned by Mr. Moran or Ms. Ramsay will immediately become fully vested.
(5)Following death or disability, any unvested restricted stock units owned by Mr. Moran or Ms. Ramsay will immediately become fully vested.
Nonqualified Deferred Compensation Plan
We offer a non-qualified deferred compensation plan (or “deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 75% of their base salary, 80% of commissions and up to 100% of their qualifying bonuses and annual cash incentives. The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution.

After a minimum of three years from the date of contribution, eligible participants may elect distributions to be received while still employed (“in-service distributions”). These in-service distributions can be made as either a lump sum or in annual installments not to exceed four years. Eligible participants also may elect distributions to be received upon separation of employment, which allows for a lump sum or annual installments for a period not to exceed 10 years.
Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The below table reflects activity for our NEOs that participated in the deferred compensation plan during 2024.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
L. Anabel Ramsay	14,808	—	824	—	15,632
(1)Dream Finders Homes did not provide matching contributions during this period.
(2)These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the SCT.
(3)No amount in this column that represents executive contributions has previously been reported as compensation to the NEO in the SCT in the year of contribution.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director for the 2026 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in next year’s proxy materials related to the 2026 Annual Meeting pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices on or before December 18, 2025, or, if the date of the 2026 Annual Meeting has been changed by more than 30 days from the date of the anniversary of the 2025 Annual Meeting (i.e., June 9, 2026), then the deadline is a reasonable time before the Company begins to print and send its proxy materials related to the 2026 Annual Meeting. Stockholder proposals received after December 18, 2025 will be considered untimely under Rule 14a-8.
Stockholder proposals intended to be presented at the 2026 Annual Meeting must be submitted in accordance with the specific procedures and requirements set forth in Article II, Section 2 of our Bylaws and any director nominations must be submitted in accordance with the specific procedures and requirements also set forth in Article II, Section 2 of our Bylaws. These procedures require that any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than February 9, 2026 and no later than March 11, 2026 in order to be considered.
In the event the date of the 2026 Annual Meeting is more than 30 days before or after June 9, 2026, any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day before the date of the 2026 Annual Meeting and not later than the 90th day prior to the 2026 Annual Meeting or the close of business on the 10th day following the day on which the first public disclosure of the date of the 2026 Annual Meeting was made.
As allowed under the rules of the Exchange Act, the persons named in the proxy for the 2026 Annual Meeting may use discretionary authority to vote with respect to any proposal not included in the Company’s proxy materials that is presented by a stockholder in person at the 2026 Annual Meeting if the stockholder making the proposal has not given timely notice of the proposal to the Company.
Householding
    The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our Notice of Internet Availability with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.
    Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability, or if you are receiving multiple copies of the Notice of Internet Availability and wish to receive only one, please notify your broker. Stockholders who currently receive multiple Notices of Internet Availability at their address and would like to request “householding” of their communication should contact their broker.
Other Matters
We do not know of any matters other than those stated above that are to be brought before the Annual Meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

Obtaining Copies of the Company’s 2024 Annual Report on Form 10-K
STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE 2024 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST FOR THE 2024 ANNUAL REPORT ON FORM 10-K TO INVESTOR RELATIONS, DREAM FINDERS HOMES, INC., 14701 PHILIPS HIGHWAY, SUITE 300, JACKSONVILLE, FLORIDA 32256.
By Order of the Board of Directors
Dream Finders Homes, Inc.
Jacksonville, Florida
April 17, 2025

DREAM FINDERS HOMES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72931-P24626 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DREAM FINDERS HOMES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Patrick O. Zalupski	☐	☐	☐
1b. W. Radford Lovett II	☐	☐	☐
1c. Justin W. Udelhofen	☐	☐	☐
1d. Megha H. Parekh	☐	☐	☐
1e. Leonard M. Sturm	☐	☐	☐
1f. William W. Weatherford	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐
3. Approval of an advisory resolution approving executive compensation for fiscal year 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V72932-P24626

Dream Finders Homes, Inc.
Annual Meeting of Stockholders
June 9, 2025 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints L. Anabel Ramsay and Robert E. Riva, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Dream Finders Homes, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on June 9, 2025, at the Company's headquarters, 14701 Philips Highway, Suite 300, Jacksonville, Florida 32256, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side